Exhibit 10.3

LOAN AGREEMENT

Dated as of May 31, 2006

Between

EACH OF THE PARTIES SET FORTH ON EXHIBIT A
individually and collectively, as the context may require, as Borrower

and

BARCLAYS CAPITAL REAL ESTATE INC. and CITIGROUP GLOBAL MARKETS
REALTY CORP.,
collectively, as Lender

4.1.2	Proceedings	54

4.1.3	No Conflicts	54

4.1.4	Litigation	54

4.1.5	Agreements	55

4.1.6	Solvency	55

4.1.7	Full and Accurate Disclosure	55

4.1.8	No Plan Assets	56

4.1.9	Compliance	56

4.1.10	Financial Information	56

4.1.11	Condemnation	56

4.1.12	Federal Reserve Regulations	57

4.1.13	Utilities and Public Access	57

4.1.14	Not a Foreign Person	57

4.1.15	Separate Lots	57

4.1.16	Assessments	58

4.1.17	Enforceability	58

4.1.18	No Prior Assignment	58

4.1.19	Insurance	58

4.1.20	Use of Property	58

4.1.21	Certificate of Occupancy; Licenses	58

4.1.22	Flood Zone	58

4.1.23	Physical Condition	59

4.1.24	Boundaries	59

4.1.25	Leases	59

4.1.26	Intentionally Omitted	60

4.1.27	Intentionally Omitted	60

4.1.28	Filing and Recording Taxes	60

4.1.29	Operating Leases	60

4.1.30	Intentionally Omitted	60

4.1.31	Illegal Activity	60

4.1.32	No Change in Facts or Circumstances; Disclosure	60

4.1.33	Investment Company Act	61

4.1.34	Principal Place of Business; State of Organization	61

	4.1.35	Single Purpose Entity	61

	4.1.36	Business Purposes	66

	4.1.37	Taxes	66

	4.1.38	Forfeiture	66

	4.1.39	Environmental Representations and Warranties	66

	4.1.40	Taxpayer Identification Number	67

	4.1.41	OFAC	67

	4.1.42	Ground Lease Representations	67

	4.1.43	Deposit Accounts	68

	4.1.44	Embargoed Person	69

	Section 4.2	Survival of Representations	69

V.	BORROWER COVENANTS		69

	Section 5.1	Affirmative Covenants	69

	5.1.1	Existence; Compliance with Legal Requirements	70

	5.1.2	Taxes and Other Charges	70

	5.1.3	Litigation	71

	5.1.4	Access to Properties	71

	5.1.5	Notice of Default	71

	5.1.6	Cooperate in Legal Proceedings	71

	5.1.7	Award and Insurance Benefits	71

	5.1.8	Further Assurances	71

	5.1.9	Mortgage and Intangible Taxes	72

	5.1.10	Financial Reporting	72

	5.1.11	Business and Operations	74

	5.1.12	Costs of Enforcement	74

	5.1.13	Estoppel Statement	75

	5.1.14	Loan Proceeds	75

	5.1.15	Performance by Borrower	75

	5.1.16	Confirmation of Representations	75

	5.1.17	Leasing Matters	75

	5.1.18	Management Agreement	77

	5.1.19	Environmental Covenants	77

	5.1.20	Alterations	78

	5.1.21	The Ground Lease	79

	5.1.22	Intentionally Omitted	80

	5.1.23	OFAC	80

	Section 5.2	Negative Covenants	81

	5.2.1	Liens	81

	5.2.2	Dissolution	81

	5.2.3	Change In Business	81

	5.2.4	Debt Cancellation	81

	5.2.5	Zoning.	81

	5.2.6	No Joint Assessment	82

	5.2.7	Name, Identity, Structure, or Principal Place of Business	82

	5.2.8	ERISA	82

	5.2.9	Affiliate Transactions	82

	5.2.10	Transfers	82

	5.2.11	Assumption	84

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS		86

	Section 6.1	Insurance	86

	Section 6.2	Casualty	90

	Section 6.3	Condemnation	90

	Section 6.4	Restoration	91

	6.4.1	Application to Restoration	91

	6.4.2	Application to Debt	92

	6.4.3	Procedure for Application to Restoration	92

VII.	RESERVE FUNDS		93

	Section 7.1	Required Repair Funds	93

	7.1.1	Deposits	93

	7.1.2	Release of Required Repair Funds	93

	Section 7.2	Tax and Insurance Escrow Fund	94

	Section 7.3	Replacements and Replacement Reserve	95

	7.3.1	Replacement Reserve Fund	95

	7.3.2	Disbursements from Replacement Reserve Account	96

	7.3.3	Performance of Replacements	96

	7.3.4	Balance in the Replacement Reserve Account	99

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 31, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation, having its principal place of business at 200 Park Avenue, New York, New York 10166 and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having its principal place of business at 388 Greenwich Street, New York, New York 10013 (individually and collectively, as the context may require, “Lender”) and each of the parties set forth on Exhibit A attached hereto, each having an address at c/o Spirit Finance Corporation, at 14631 N. Scottsdale Rd. Suite 200, Scottsdale, Arizona 85254 (individually and collectively, as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.              DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“1.00 EBITDAR Event” shall mean the date that Lender determines, based on the financial statements delivered to Lender in accordance with the terms hereof, that for the immediately preceding twelve (12) month period, the EBITDAR Ratio for Operating Tenant is less than or equal to 1.00:1.00.

“1.10 EBITDAR Event” shall mean the date that Lender determines, based on the financial statements delivered to Lender in accordance with the terms hereof, that for the immediately preceding twelve (12) month period, the EBITDAR Ratio for Operating Tenant is less than 1.10:1:00 but greater than 1.00:1.00.

“Acceptable Accountant” shall mean a nationally recognized accounting firm reasonably acceptable to Lender.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean, collectively, the Tax Account, the Insurance Premium Account, the Replacement Reserve Account, the Required Repair Account, the Ground Rents Account, the Excess Cash Reserve Account, the Operating Expense Reserve Account, the Extraordinary Expense Reserve Account or any other escrow account established by the Loan Documents.

“Act” shall have the meaning set forth in Section 4.1.35(cc) hereof.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, or any Guarantor or Indemnitor has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule I attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures for the Properties prepared by Borrower (or at Borrower’s direction, prepared by the Operating Tenant) for the applicable Fiscal Year or other period.

“Applicable Contribution” shall have the meaning set forth in Section 9.5(f) hereof.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Applicable Interest Rate” shall mean 6.5875% per annum.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(e) hereof.

“Assignment Requirements” shall mean delivery of evidence acceptable to Lender that (i) the assignee has an investment rating of BBB or better from S&P (or an equivalent rating or shadow rating from another nationally recognized statistical rating organization), or (ii) the assignee, at the time of the proposed assignment (a) meets or exceeds a corporate EBITDAR Ratio of 1.60:1.00, (b) has a corporate GAAP net worth at least equal to $50,000,000.00 and (c) has annual aggregate corporate revenues of at least $600,000,000.00 or (iii) the assignee has a corporate GAAP net worth at least equal to $250,000,000.00; provided however, that the foregoing conditions may be satisfied by a Person that guarantees the lease obligations of the proposed assignee.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Barclays” shall mean Barclays Capital Real Estate Inc., a Delaware corporation.

“Base Rent” shall have the meaning set forth in the Operating Leases.

“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums and (iii) if applicable to such Individual Property, Ground Rent.

“Benefit Amount” shall have the meaning set forth in Section 9.5(d) hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Burlington Property” shall have the meaning set forth in Section 2.7 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Party” shall have the meaning set forth in Section 4.1.35(z) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Citi” shall mean Citigroup Global Markets Realty Corp., a New York corporation.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Properties, the Accounts, the Reserve Funds, the Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal property of Borrower that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instruments, this Agreement or any other Loan Document.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall mean the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same.

“Contribution” shall have the meaning set forth in Section 9.5(a) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“CPI Index” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a based period equaling 100 in 1982 – 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency.  In the event that the Consumer Price Index ceases to be published, its successor index as published by the same governmental authority which published the Consumer Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lender and Borrower in order to carry out the intent of this Lease.  In the event there is no successor index, Lender shall reasonably select an alternative price index that will constitute a reasonable substitute for the Consumer Price Index.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, interest and principal payments due under the Note or, in the event only a portion of the Loan is subject to a Defeasance Event, the Undefeased Note for such period.

“Debt Service Account” shall have the meaning set forth in Section 3.1 hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) four percent (4%) above the Applicable Interest Rate.

“Defeasance Collateral” shall have the meaning set forth in Section 2.4.1(b) hereof

“Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the sum of the remaining principal amount of the Note or the Defeased Note (as applicable), the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of Defeasance Collateral necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, if applicable, or otherwise required to accomplish the agreements of Section 2.3 and Section 2.4 hereof.

“Defeasance Event” shall have the meaning set forth in Section 2.4.1 hereof.

“Defeased Note” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

“Determined Minimum Rent” shall mean rents for an Individual Property which shall be computed by multiplying (i) a fraction, the numerator of which will be the Allocated Loan Amount of such Individual Property and the denominator of which will be the Loan Amount, by (ii) the current Base Rent payment.

“Disclosure Document” shall have the meaning set forth in Section 9.2 hereof.

“EBITDAR” shall mean, with respect to any Person, for any twelve (12) month trailing period, an amount equal to (without duplication): (i) the consolidated net income of such person for such period, plus (ii) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, deferred compensation and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of consolidated net income of such Person), all in accordance with GAAP, plus (iii) interest expense for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (iv) the provision for taxes for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (v) any rental amounts (excluding reimbursables for expenses such as Taxes, Insurance and maintenance) payable by such Person under any leases then in effect to which such Person is a party, utilizing the rental amounts in effect at the time of the EBITDAR calculation (collectively. “EBITDAR Rent” (to the extent such EBITDAR Rent was deducted in the computation of consolidated net income of such Person), plus (vi) non-recurring items and unusual items, as set forth in the Operating Lease, less (vii) all non-recurring income items.

“EBITDAR Ratio” shall mean, the ratio of Operating Tenant’s EBITDAR to interest and Operating Lease expenses.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least AA by Fitch and S&P and Aa2 by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Indemnitor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and/or Indemnitor or any Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Reports” shall have the meaning set forth in Section 4.1.39 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash” shall mean an amount equal to all funds remaining in the Lockbox Account on each Payment Date following the disbursements and application of funds pursuant to the terms of Section 3.7(b)(i) – (ix) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 3.1(b)(vii) hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.8 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2 hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2 hereof.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to each Individual Property that (i) is not set forth on the Approved Annual Budget and (ii) is not subject to payment by withdrawals from an Account.

“Extraordinary Expense Reserve Account” shall have the meaning set forth in Section 3.1(b)(ix) hereof.

“Extraordinary Expense Reserve Funds” shall have the meaning set forth in Section 7.9 hereof.

“Fee Estate” shall mean, with respect to any Ground Lease the fee interest of the lessor under such Ground Lease in the Land and, if applicable, the Improvements demised under such Ground Lease.

“Fee Owner” shall mean, with respect to any Ground Lease, the owner of the lessor’s interest in such Ground Lease and the related Fee Estate.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on a Sunday and ending on the Saturday closest to the 31st day of January of each year.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Act” shall have the meaning set forth in Section 6.1(a)(vii) hereof.

“Full Payment” shall have the meaning set forth in Section 8.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Schedule IV attached hereto and made a part hereof as such Schedule may be amended from time to time upon the release of an Individual Property or addition of a Substitute Property, and as such Ground Lease may have been modified, extended and confirmed in any estoppel agreement executed from time to time in connection therewith.

“Ground Lease Escrow Fund” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent” shall have the meaning set forth in Section 7.6 hereof.

“Ground Rent Account” shall have the meaning set forth in Section 3.1(b)(vi) hereof.

“Guarantor” shall mean Spirit Finance Corporation, a Maryland corporation, and any other entity guaranteeing any payment or performance obligation of Borrower and executing and delivering the Guaranty or any guaranty of the Loan.

“Guaranty” shall mean that certain Guaranty of Non-Recourse Carve-Out Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on any Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Holdback Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Holdback Reserve Funds” shall have the meaning set forth in Section 7.5 hereof.

“Immaterial Lease” shall mean (a) the Leases listed on Schedule VII attached hereto and (b) any similar Lease which permits the Tenant thereunder the right to license or lease space on the real or leased property or in the retail stores (these leases, include, but are not limited to leases for ATMs, firework stands, Christmas tree lots, magazine racks and other similar purposes and leases to utilize a certain amount of retail space for promotional displays); provided, however (i) the aggregate of the Immaterial Leases at each Individual Property shall not be more than ten percent (10%) of total net rentable space at such Individual Property and (ii) the Immaterial Leases shall not count towards the limitations on assignments and/or subleases contained in the Square Footage Limitations.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instrument with respect to each Individual Property.

“Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, any similar levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority relating to the Properties, the Leases, the Operating Tenants or Borrower.

“Indemnitor” shall mean Spirit Finance Corporation, a Maryland corporation.

“Independent Director” shall have the meaning set forth in Section 4.1.35(z) hereof.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property, if any, owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described on Schedule I attached hereto and in Article 1 of each Security Instrument and referred to therein as the “Property”.  For the avoidance of doubt, “Individual Property” shall not include Out-Parcels after they have been released under the terms and conditions of Section 2.5.4 hereof.

“Individual Store Capital Expenditure Schedule” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Initial Deposits” shall have the meaning set forth in Section 3.6 hereof.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with the Loan and approved by Lender or the Rating Agencies, as the case may be.

“Institutional Lender” shall mean one or more of the following:

(a)           a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;

(b)           an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;

(c)           an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements; or

(d)           any entity Controlled by any of the entities described in clauses (a) or (c).

“Insurance Deductible Letter of Credit” shall mean a Letter of Credit in an amount equal to Four Hundred Thousand and 00/100 Dollars ($400,000.00), naming Lender as the sole beneficiary thereof.

“Insurance Premium Account” shall have the meaning set forth in Section 3.1 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall mean the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii) and (viii) as a result of damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same.

“Investment Grade” shall mean a rating of at least BBB- or its equivalent by each of the Rating Agencies.

“Investor” shall have the meaning set forth in Section 5.1.10(h) hereof.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property, including without limitation, the Operating Lease and the Qualified Assignee Leases.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall mean, collectively, the entities designated in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean a transferable, clean, irrevocable, unconditional, standby letter of credit in an amount sufficient to satisfy Borrower’s obligations from time to time to the extent that such obligations may be satisfied by the placement of a letter of credit as set forth herein, in form and substance reasonably satisfactory to Lender in its reasonable discretion, issued or confirmed by a commercial bank (the “Issuing Bank”) with a long term debt obligation rating of “AA” or better (or a comparable long term debt obligation rating) as assigned by the Rating Agencies and otherwise satisfactory to Lender in its reasonable discretion (the “Minimum L/C Rating”).  The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Lender at a New York City bank.  The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods for the term of the Loan and shall provide for multiple draws.  The Letter of Credit shall be transferable by Lender and its successors and assigns at a New York City bank.

“Licenses” shall have the meaning set forth in Section 4.1.21 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement purporting to grant a lien or right in such Individual Property, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 4.1.35(bb) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Environmental Indemnity, the Guaranty and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the appraised value (according to the Appraisals delivered in connection with the closing of the Loan) of the Properties.

“Lockbox Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Lockbox Bank” shall mean any Eligible Institution selected by Lender.

“Lockbox Cash Flow Sweep Period” shall mean the period commencing on the earlier of (i) a 1.00 EBITDAR Event and (ii) a 1.10 EBITDAR Event, and ending on a Lockbox Cash Flow Sweep Period Termination Event.  The determination of whether a Lockbox Cash Flow Sweep Period exists shall be tested quarterly upon delivery of the financial statements required hereunder.

“Lockbox Cash Flow Sweep Period Termination Event” shall mean the earlier to occur of (i) payment in full of the Debt and (ii) the date that Lender determines that the EBITDAR Ratio for Operating Tenant was equal to or greater than 1.10:1.00 for two (2) consecutive fiscal quarters.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Madison Property” shall mean that certain Individual Property located at 7401 Mineral Point Road, Madison, Wisconsin, 53717.

“Madison Property Option Purchase Price” shall have the meaning set forth in Section 2.5.5 hereof.

“Madison Property Option Shortfall Amount” shall have the meaning set forth in Section 2.5.5 hereof.

“Madison Property Release Price” shall have the meaning set forth in Section 2.5.5 hereof.

“Management Agreement” shall mean, with respect to any Individual Property, any management agreement entered into by and between Borrower and Manager, if any, pursuant to which the Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean a Qualified Manager, if any, who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean any event or condition (other than any “go dark” right of an Operating Tenant permitted under the Operating Leases), that has a material adverse effect on (i) the use, value, operation or possession of any of the Properties taken as a whole, (ii) the business, profits, operations or condition (financial or otherwise) of Borrower or (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due.

“Maturity Date” shall mean June 5, 2016 or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 4.1.35(bb) hereof.

“Mini Report” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of principal and interest equal to Shopko $3,480,369.96.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 7.6 hereof.

“Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” shall mean (i) Insurance Proceeds or (ii) Condemnation Proceeds, whichever the case may be.

“Non-Recourse Carve-Out Obligations” shall mean all obligations and liabilities of Borrower for which Borrower shall be personally liable pursuant to Sections 9.4(b) and 9.4(c) hereof.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Note” shall mean individually and collectively as the context may require, Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5, Note A-6.

“Note A-1” shall mean that certain Amended and Restated Promissory Note (Note A-1) of even date herewith in the original principal amount of $100,000,000.00 made by Borrower in favor of Citi, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-2” shall mean that certain Amended and Restated Promissory Note (Note A-2) of even date herewith in the original principal amount of $100,000,000.00 made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-3” shall mean that certain Amended and Restated Promissory Note (Note A-3) of even date herewith in the original principal amount of $86,413,752.50 made by Borrower in favor of Citi, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-4” shall mean that certain Amended and Restated Promissory Note (Note A-4) of even date herewith in the original principal amount of $86,413,752.50 made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-5” shall mean that certain Amended and Restated Promissory Note (Note A-5) of even date herewith in the original principal amount of $86,413,752.50 made by Borrower in favor of Citi, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Note A-6” shall mean that certain Amended and Restated Promissory Note (Note A-6) of even date herewith in the original principal amount of $86,413,752.50 made by Borrower in favor of Barclays, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments which are part of the Approved Annual Budget, if required, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Expense Reserve Account” shall have the meaning set forth in Section 3.1(b)(viii) hereof.

“Operating Expense Reserve Funds” shall have the meaning set forth in Section 7.9 hereof.

“Operating Lease” shall mean, that certain Master Lease dated as of the date hereof, between ShopKo Stores Operating Co., LLC, as tenant, and Borrower, as landlord, relating to the Properties.

“Operating Tenant” shall mean ShopKo Stores Operating Co., LLC.

“Other Charges” shall mean all Ground Rents, maintenance charges, impositions other than Taxes, and any other charges now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Out Parcel” shall mean each parcel of land shown on Schedule V attached hereto and made a part hereof.

“Out Parcel Release” shall have the meaning set forth in Section 2.5.3 hereof.

“P&L Report” shall mean a report in substantially the form attached hereto as Exhibit C for the immediately preceding twelve (12) month period.

“Payment Date” shall mean the fifth (5th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

“Permitted Defeasance Date” shall mean the date that is the earlier of (a) four (4) years from the Closing Date or (b) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are either (i) not overdue or (ii) are being contested in good faith in accordance with the terms hereof or which have been fully insured over to Lender by the title company issuing the Title Policy and, if required by Lender, evidence satisfactory to Lender of the foregoing, (f) any interest of a lessor under any Lease entered into in accordance with the terms hereof, (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any of its Affiliates to provide collateral to the depository institution, (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business, so long as any such easements, rights-of-way or other similar encumbrances affecting any Individual Property or any other real property material to the business of Borrower or any of their subsidiaries are not, in the aggregate, substantial in amount and do not in any case materially detract from the value of the Individual Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower, any Operating Tenant, any Qualified Assignee and any Qualified Subtenant or any of their subsidiaries or which are otherwise insured over by title insurance endorsements reasonably acceptable to Lender or (i) pledges and deposits of cash after the date hereof to secure obligations under appeal bonds or as otherwise required in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose and (iii) any judgment in connection with which such appeal bond or other instruments are required shall not constitute an Event of Default.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)               obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)              Federal Housing Administration debentures;

(iii)             obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any)

and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)             federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)              fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)             debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)            commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)           units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)             any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) if a Securitization has occurred, each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.  “Personal Property” shall not include any personal property owned by a Tenant under a Lease.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that such Individual Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Individual Property.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1 hereof.

“Principal” shall have the meaning set forth in Section 4.1.35 hereof, together with its successors and assigns.

“Prohibited Person” shall mean any Person:

(x)              listed in the Annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(xi)             that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(xii)            with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(xiii)           who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(xiv)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website,

http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(xv)            who is an Affiliate of or affiliated with a Person listed above.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Property Account” shall have the meaning set forth in Section 3.1(a) hereof.

“Property Account Control Agreement” shall have the meaning set forth in Section 3.1(a) hereof.

“Property Account Bank” shall mean PNC Bank, National Association, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s approval.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Assignee” shall have the meaning set forth in Section 5.1.17(b) hereof.

“Qualified Assignee Lease” shall have the meaning set forth in Section 5.1.17(b) hereof.

“Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.

“Qualified Investor” shall mean any one of the following Persons:

(a)           a real estate investment trust, investment bank, trust company, commercial credit corporation, mutual fund, investment company, money management firm, “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, government plan, pension fund, pension plan, pension trust or pension account that (i) has total real estate assets of at least $600 Million and (ii) is managed by a Person who controls at least $600 Million of real estate equity assets; or

(b)           a pension fund advisor who (i) immediately prior to such transfer, controls at least $600 Million of real estate equity assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition; or

(c)           an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (i) with a net worth, as of a date no more than six (6) months prior to the date of the transfer, of at least $300 Million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $600 Million; or

(d)           a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $300 Million and (ii) who, immediately prior to such transfer, controls real estate equity assets of at least $600 Million;

(e)           any Person with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade; or

(f)            an institution substantially similar to any of the Persons described in clauses (a) through (e) of this definition.

“Qualified Manager” shall mean, if any, a reputable and experienced professional management organization (a) which manages, together with its Affiliates, a substantial number of properties of a type, quality and size similar to the Properties, exclusive of the Properties (b) approved by Lender, and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a revised Insolvency Opinion.

“Qualified Subtenant” shall mean a subtenant under the sublease entered into in accordance with the terms hereof which (i) has an investment rating of BBB or better from S&P (or an equivalent rating or shadow rating from another nationally recognized statistical rating organization) or (ii) at the time of the proposed sublease is a reputable, creditworthy subtenant, as determined by Lender and meets or exceeds a corporate EBITDAR Ratio of 1.25:1.00 or (iii) has a corporate GAAP net worth of at least equal to $25,000,000.00; provided, however, that the foregoing conditions may be satisfied by a Person that guarantees the lease obligations of the proposed subtenant.

“Qualified Transferee” shall mean any one of the following Persons:

(i)               a pension fund, pension trust or pension account that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls at least $1 Billion of real estate equity assets; or

(ii)              a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii)             an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer, of at least $750 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion;

(iv)             a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $750 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion;

(v)              a real estate investment trust (a) with a net worth, immediately prior to the date of the transfer, of at least $750 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(vi)             any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade or (b) who (x) is, or, simultaneously with the applicable transfer enters into a Management Agreement with, a Qualified Manager, (y) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $750 Million and (z) immediately prior to such transfer, controls real estate assets of at least $2 Billion.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency which has been approved by Lender and has rated the Securities.

“Reimbursement Contribution” shall have the meaning set forth in Section 9.5(c) hereof.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Price” shall mean, with respect to each Individual Property, one hundred twenty percent (120%) of the Allocated Loan Amount for such Individual Property; provided, however, with respect to a sale of the Madison Property pursuant to Section 2.5.5 hereof, the Release Price shall be equal the greater of (i) one hundred percent (100%) of the Allocated Loan Amount for the Madison Property and (ii) the Madison Property Option Purchase Price; provided that, in no event will the Release Price for the Madison Property exceed one hundred twenty percent (120%) of the Allocated Loan Amount for the Madison Property.

“Remaining Property” shall have the meaning set forth in Section 2.5.4 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Replaced Property” shall have the meaning set forth in Section 2.6 hereof.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense and (c) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or cause to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager.

“Replacement Rent” shall mean initial rents which are market rates, but in no event less than the Determined Minimum Rent.

“Replacement Reserve Account” shall have the meaning set forth in Section 3.1(b)(iv) hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Deposits” shall mean all rent (including, without limitation, base rent and additional rent) and all other charges due and payable to Borrower pursuant to the Leases.

“Required Excess Cash” shall mean (i) in the event (a) the Lockbox Cash Flow Sweep Period occurred as a result of a 1.00 EBITDAR Event or (b) a 1.10 EBITDAR Event has become a 1.00 EBITDAR Event, one hundred percent (100%) of all Excess Cash and (ii) in the event the Lockbox Cash Flow Sweep Period occurred as a result of a 1.10 EBITDAR Event, fifty percent (50%) of all Excess Cash.

“Required Out-Parcel Officer’s Certificate” shall have the meaning set forth in Section 2.5.3 hereof.

“Required Repair Account” shall have the meaning set forth in Section 3.1(b)(v) hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds, the Operating

Expense Reserve Funds, the Extraordinary Expense Reserve Funds, the Ground Rent Escrow Fund or any other escrow funds established by the Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, controller, treasurer or vice president-finance or other senior vice president of such Person.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be made pursuant to the provisions of the Operating Lease, provided that the Operating Lease is not in default, or, if not allowed or required to be restored by the Operating Tenant under the Operating Lease, as such restoration may otherwise be approved by Lender in accordance with the standards and conditions set forth herein.

“Restoration Threshold” shall mean $1,000,000.00 for each Individual Property; provided that the Restoration threshold shall be increased annually by any increase in the CPI Index.

“Restricted Party” shall mean Borrower, Principal, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, Principal, any Affiliated Manager or any non-member manager; provided, however, no direct or indirect legal or beneficial owner of Sponsor shall be deemed to be a Restricted Party.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Secured Line of Credit” shall have the meaning set forth in Seciton 5.2.10(e) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2 hereof.

“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable, as the same may be amended and restated) and Security Agreement, executed and delivered by Borrower as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instruments” means, collectively, each and every Security Instrument executed and delivered by Borrower as security for the Loan and encumbering all of the Properties.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Member” shall have the meaning set forth in Section 4.1.35(cc) hereof.

“Sponsor” shall mean Spirit Finance Corporation, a Maryland corporation.

“Square Footage Limitation” shall mean the aggregate combined amount (by square foot) of rentable space that can be assigned, sublet or substituted may not exceed twenty percent (20%) in any one calendar year and thirty percent (30%) over the term of the Operating Leases.  For purposes of clarification, the maximum amount of rentable square footage in the Operating Leases that can be assigned, sublet or substituted in any one calendar year is limited to twenty percent (20%) of the aggregate amount of rentable square footage of the building(s) covered by the Operating Leases and the maximum amount of rentable square footage of the building(s) in the Operating Leases that can be assigned, sublet or substituted over the term of the Operating Leases is limited to thirty percent (30%) of the aggregate amount of rentable square footage of the building(s) covered by the Operating Leases.  The Square Footage Limitations shall not include or apply to (i) Immaterial Leases, (ii) Individual Properties at which the Operating Tenant has ceased operations (or has “gone dark”) as permitted under the Operating Lease, and (iii) any subleases existing as of the Closing Date.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Successor Borrower” shall have the meaning set forth in Section 2.4.2 hereof.

“Survey” shall mean, with respect to an Individual Property, either (i) a survey prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender or (ii) an Express Map.

“Tax Account” shall have the meaning set forth in Section 3.1 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement, including, without limitation, an Operating Tenant, a Qualified Assignee and a Qualified Subtenant.

“Terrorism Insurance” shall have the meaning set forth in Section 6.1(b) hereof.

“Terrorism Insurance Cap” shall have the meaning set forth in Section 6.1(b) hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Security Instrument encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.11(b) hereof.

“Triggering Event” shall mean the earlier to occur of (i) the date that Lender determines, based on the financial statements delivered to Lender in accordance with the terms hereof, the EBITDAR Ratio for the Operating Tenant is less than or equal to 1.15:1.00 (the “EBITDAR Event”); provided that Borrower shall not be required to commence making Reserve Fund Deposits until the earlier to occur of (A) Borrower’s receipt of Operating Tenant’s reserve payments under the Operating Lease or (B) the third (3rd) successive Payment Date after the EBITDAR Event; (ii) an uncured monetary event of default exists under the Operating Lease or (iii) an Event of Default has occurred and is continuing.

“Triggering Event Period” shall mean the period commencing on the occurrence of a Triggering Event and ending on a Triggering Event Termination Event.  The determination of whether a Triggering Event Period exists shall be tested quarterly upon delivery of the financial statements required hereunder.

“Triggering Event Termination Event” shall mean the earlier to occur of (i) payment in full of the Debt and (ii)(1) the date that Lender determines that the EBITDAR Ratio for Operating Tenant was equal to or greater than 1.15:1.00 for a period of four (4) consecutive fiscal quarters and (2) no monetary default exists under the Operating Lease.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which an Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.4.1(a)(v) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of the Undefeased Note (as applicable), will be sufficient to purchase Defeasance Collateral providing the required Scheduled Defeasance Payments.

Section 1.2            Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.            GENERAL TERMS

Section 2.1            Loan Commitment; Disbursement to Borrower.

2.1.1        Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2        Single Disbursement to Borrower.

Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

2.1.3        The Note, Security Instruments and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Security Instruments and the other Loan Documents.

2.1.4        Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, or (e) fund any working capital requirements of the Properties.  The balance, if any, shall be distributed to Borrower.

Section 2.2            Interest; Loan Payments; Late Payment Charge.

2.2.1        Payments.

(a)           Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.  The Monthly Debt Service Payment Amount shall be paid on each Payment Date commencing on July 5, 2006 and on each subsequent Payment Date thereafter up to and including the Maturity Date, which payments shall be applied first to accrued and unpaid interest and the balance to principal.  Interest on the outstanding principal amount of the

Loan for the period through and including June 5, 2006 shall be paid by Borrower on the date hereof. Each installment of the Monthly Debt Service Payment Amount shall be applied by Lender, pro rata, to the payment of (i) accrued and unpaid interest on the outstanding principal balance and (ii) scheduled amortization of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 at the Applicable Interest Rate.

(b)           All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2        Interest Calculation.

Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3        Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.2.4        Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.  Interest at the Default Rate shall be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due).  To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instruments.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. Notwithstanding anything to the contrary contained herein, any amounts paid to or received by Lender in connection with the Loan during the continuation of an Event of Default shall be applied by Lender to the Debt in the following order of priority:

First, pro rata, to the payment of interest on the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6 at the Applicable Interest Rate;

Second, pro rata, to the payment of the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6 until Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6 are reduced to zero ($0); and

Third, pro rata, to the payment of any other amounts then due the holder of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6.

2.2.5        Late Payment Charge.

If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower on the date on which it is due (other than the final payment due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by Applicable Law.

2.2.6        Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7        Indemnified Taxes.

(a)           All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall or branch net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below.  If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to

Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send (or cause to be sent) to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that become payable by Lender which result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b)           In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W 8BEN or W 8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes.  Each entity required to deliver to Borrower a Form W 8BEN or W 8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W 8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W 8BEN or W 8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 2.3            Prepayments.

2.3.1        Voluntary Prepayments.

Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  On April 5, 2016 (the “Permitted Prepayment Date”) or on any Payment Date thereafter, Borrower may, at its option and upon thirty (30) days prior written notice to Lender, prepay the Loan in whole but not in part, without payment of the Yield Maintenance Premium, provided, Borrower pays to Lender all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment.

2.3.2        Mandatory Prepayments.

On the next occurring Payment Date following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of an Individual Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.  No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2. Any amounts paid to or received by Lender pursuant to this Section 2.3.2, provided that an Event of Default shall not have occurred, shall be applied by Lender to the Debt in the following order of priority:

First, pro rata, to the payment of accrued and unpaid interest on the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 at the Applicable Interest Rate;

Second, pro rata, to the payment of the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 until the amounts evidenced by the Notes are reduced to zero ($0); and

Third, pro rata, to the payment of any other amounts then due the holder of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6.

2.3.3        Prepayments After Default.

If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.3.1 hereof and Borrower shall pay, in addition to the Debt, (i) an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid and (ii) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment. Notwithstanding anything to the contrary contained herein, any amounts paid to or received by Lender in connection with the Loan during the continuation of an Event of Default shall be applied by Lender to the Debt in the following order of priority:

First, pro rata, to the payment of interest on the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 at the Applicable Interest Rate;

Second, pro rata, to the payment of the outstanding principal balances of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 until Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6 are reduced to zero ($0); and

Third, pro rata, to the payment of any other amounts then due the holder of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-6.

2.3.4        Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 1:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower.  Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.

2.3.5        Application of Prepayments.

All prepayments received pursuant to this Section 2.3 and Section 2.5 hereof shall be applied to the payments of principal due under the Loan in the inverse order of maturity.

Section 2.4            Defeasance.

2.4.1        Voluntary Defeasance.

(a)           Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease all, but other than in connection with a release of an Individual Property in accordance with the terms hereof, not a portion, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)            Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event will occur and the principal amount of the Loan to be defeased;

(ii)           Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date;

(iii)          Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instruments, and the other Loan Documents;

(iv)          Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v)           In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes for the Note, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to the Permitted Prepayment Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the original Note and a maturity date equal to the Maturity Date (the “Undefeased Note”).  The Defeased Note and the Undefeased Note shall have identical terms as the original Note except for the principal balance. A Defeased Note cannot be the subject of any further Defeasance Event. The Undefeased Note may be the subject of a further Defeasance Event in accordance with the terms and provisions of this Section 2.4 (the term “Note”, as used in this clause (v)

for such purpose, being deemed to refer to the Undefeased Note that is the subject of further defeasance), provided, however, that no such partial defeasance shall take place unless the conditions outlined in Section 2.5 are satisfied;

(vi)          Borrower shall execute and deliver a security agreement, in a form and substance that would be reasonably satisfactory to a prudent institutional lender, creating a first priority lien on the Defeasance Deposit and the Defeasance Collateral purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.4 (the “Security Agreement”);

(vii)         Borrower shall deliver an opinion of counsel for Borrower in a form and substance that would be reasonably satisfactory to a prudent institutional lender stating, among other things, that Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note or the Defeased Note (as applicable) to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii)        Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such defeasance and release will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding.  If required by the applicable Rating Agencies, Borrower shall also deliver, or cause to be delivered, a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

(ix)           Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

(x)            Borrower shall deliver a certificate of an Approved Accountant certifying that the Defeasance Collateral purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi)           Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii)          Borrower shall pay all actual and reasonable costs and expenses of Lender incurred in connection with the Defeasance Event, including, without limitation, (A) any costs and expenses associated with a release of the Lien of the Security Instrument as provided in Section 2.5 hereof, (B) Lender’s reasonable attorneys’ fees and expenses, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the actual and reasonable costs and expenses actually incurred by Servicer and any trustee, including reasonable attorneys’ fees.

(b)           In connection with a Defeasance Event, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations or, to the extent approved by the Rating Agencies in writing, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Defeasance Collateral”) which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Defeasance Date upon which interest and principal payments are required under the Note in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note, in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, and in amounts equal to the scheduled payments due on such dates under this Agreement and the Note or the Defeased Note (as applicable) (including without limitation scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note or the Defeased Note (as applicable) is paid in full on the Permitted Prepayment Date or any date thereafter prior to the Maturity Date (the “Scheduled Defeasance Payments”).  Each of the U.S. Obligations or other securities that are part of the Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent institutional lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note or the Defeased Note (as applicable).  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by this Section 2.4 and satisfy Borrower’s other obligations under this Section 2.4 and Section 2.5 hereof shall be remitted to Borrower.

2.4.2        Successor Borrower.

In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with two (2) Independent Directors approved by Lender, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note (as applicable) together with the pledged Defeasance Collateral to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated to survive.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note (as applicable) in accordance with this Section 2.4.2, but Borrower shall pay all actual and reasonable costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses, incurred in connection therewith

Section 2.5            Release of Property.

Except as set forth in Section 2.4 hereof and this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Security Instrument on any Individual Property.

2.5.1        Release of the Properties.

(a)           After the Permitted Defeasance Date, if Borrower has elected to defease the entire Loan and all the applicable requirements of Section 2.4 hereof and this Section 2.5 have been satisfied, all of the Properties shall be released from the Lien of their respective Security Instruments, and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b)           In connection with the release of the Security Instruments, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender.  Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement.

2.5.2        Release of Individual Property.

After the Permitted Defeasance Date, if Borrower has elected to defease a portion of the Loan and the applicable requirements of Section 2.4 hereof and this Section 2.5 have been satisfied, and provided that no Event of Default shall then exist, Borrower may obtain the release of an Individual Property from the Lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions

(a)           The amount of the outstanding principal balance of the Loan to be defeased in accordance with Section 2.4 hereof shall equal or exceed the Release Price for the applicable Individual Property, and such defeasance shall be deemed a voluntary defeasance for all purposes hereunder;

(b)           Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property;

(c)           Borrower shall defease the portion of the Note equal to the Release Price of the Individual Property being released (together with all accrued and unpaid interest on the principal amount being defeased) in accordance with the terms and conditions of Sections 2.4.1 and 2.4.2 hereof;

(d)           Borrower shall submit (or cause the Operating Tenant to submit) to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender.  Such release shall be in a form appropriate in the State in which the Individual Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that (i) such documentation is in compliance with all applicable Legal Requirements, and (ii) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(e)           Lender shall have received evidence that the Individual Property to be released shall be conveyed to (i) a third party not Affiliated with any Borrower, Guarantor or Indemnitor and in which Borrower and no Affiliate of Borrower, Guarantor and/or any Indemnitor has any Controlling beneficial interest or (ii) an Affiliate of Borrower provided the terms of such conveyance (including, without limitation, the consideration paid therefor) are substantially similar to those which would have been available to Borrower had the conveyance been negotiated on an arms’ length basis with a third party not Affiliated with Borrower, Principal, Guarantor or Indemnitor;

(f)            Unless the Operating Lease provides for such deletion to occur automatically, Lender shall have received a certified copy of an amendment to the Operating Lease reflecting the deletion of the Individual Property to be released, which amendment shall reduce the rental obligations of the applicable Operating Tenant thereunder by the Determined Minimum Rent, but no other economic provisions of the Leases shall be modified or amended;

(g)           Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith.

2.5.3        Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument on each Individual Property not theretofore released.

2.5.4        Out-Parcel Releases.

Upon the request of Borrower, Lender shall release one or more Out-Parcels from the Lien of the applicable Security Instrument and execute instruments of release or partial release in duly recordable form (an “Out-Parcel Release”) provided that Borrower shall, at its sole cost and expense, comply with all of the following terms, conditions and provisions with respect to each such Out-Parcel and requested Out-Parcel Release:

(a)           at the time of any such Out-Parcel Release, no Event of Default shall have occurred and be continuing;

(b)           Borrower shall have delivered to Lender an Officer’s Certificate (which Officer’s Certificate may be based on a certificate of the Operating Tenant as to all facts stated therein) (the “Required Out-Parcel Officer’s Certificate”) indicating that the conveyance of the Out-Parcel will not materially and adversely affect the use or operation of or access to or from the balance of the applicable Individual Property (the “Remaining Property”) and Lender shall have determined that the conveyance of the Out-Parcel will not (i) cause any portion of the Remaining Property to be in violation of any Legal Requirements, (ii) create any Liens on the Remaining Property or (iii) violate the terms of any document or instrument relating to the applicable Individual Property; provided, however, to the extent that Lender’s prior written approval is required pursuant to this Section 2.5.4(b), Lender shall have fifteen (15) Business Days from the later of (i) the date of receipt of such notice or (ii) if Lender has first requested additional information and/or documentation in connection therewith during such fifteen (15) Business Day period, receipt of all such information and documentation, in which to make such determination, provided, such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”. In the event Lender fails to respond within such time, Lender’s approval shall be deemed given;

(c)           Borrower has obtained, (i)(x) subdivision, zoning and all other governmental approvals necessary or required to subdivide the Out-Parcel from the Remaining Property or (y) a legal opinion by counsel reasonably satisfactory to Lender (or such other evidence as would be reasonably acceptable to a prudent institutional mortgage loan lender), that the Out-Parcel and the Remaining Property are each entitled to be used and occupied as of right without reference to or reliance on the other parcel (except with respect to easements which have been reasonably approved by Lender in connection with an Out-Parcel Release applying the standards of a reasonably prudent institutional mortgage loan lender) and (ii) either (I) a legal opinion by counsel reasonably satisfactory to Lender or a letter from the applicable municipal authority, in either case, stating that, or (II) an endorsement to the title insurance policy insuring the Lien of the applicable Security Instrument insuring that, the Out-Parcel has been designated, assessed and taxed as a separate tax lot independent from the Remaining Property or such other evidence as would be reasonably acceptable to a prudent institutional mortgage loan lender or (III) if (I) or (II) above are not satisfied, Lender shall continue to escrow for Taxes for the Out-Parcel and the Remaining Property;

(d)           Borrower shall prepare and provide to Lender: subdivision map(s) of all those portions of the Individual Property which are approved by all Governmental Authorities having jurisdiction over the Out-Parcel and/or the Remaining Property, whose approval as to such plans and maps is required; and copies of each and all proposed easements and cross-easements and mutual or non-exclusive easements for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities and services and utilities shared by the Remaining Property and the Out-Parcel and the like which may be required by any Governmental Authority having jurisdiction or which are necessary and a survey of the Out Parcel(s) to be released and of the Remaining Property, in a form, scope and substance that would be acceptable to a reasonably prudent mortgage lender, including an accurate legal description of the Out Parcel(s) to be released.  Such subdivision map(s) (or other evidence that would be reasonably acceptable to a prudent institutional mortgage loan lender) shall show such parking structures and parking layouts as will afford, to the Improvements located on the Remaining Property the aggregate number of parking spaces required by the then applicable zoning requirements for the Remaining Property;

(e)           the Operating Leases shall remain in full force and effect and unaffected in any manner as a result of the Out-Parcel Release other than with respect to the release of such Out-Parcel from the Operating Lease;

(f)            Borrower shall deliver to Lender evidence reasonably acceptable to Lender that, other than the applicable Security Instrument, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Individual Property remaining encumbered by the lien of the applicable Security Instrument;

(g)           Lender shall have received evidence that the Out-Parcel to be released shall be conveyed to (i) a third party not Affiliated with Borrower, Guarantor or Indemnitor and in which Borrower and no Affiliate of Borrower, Guarantor and/or any Indemnitor has any Controlling beneficial interest or (ii) an Affiliate of Borrower provided the terms of such conveyance (including, without limitation, the consideration paid therefor) are substantially similar to those which would have been available to Borrower had the conveyance been negotiated on an arms’ length basis with a third party not Affiliated with Borrower, Principal, Guarantor or Indemnitor;

(h)           Borrower shall pay all of Lender’s reasonable actual out-of-pocket costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with Lender’s review of the foregoing items, the determination of the satisfaction of such conditions and otherwise incurred in connection with the Out-Parcel Release; and

(i)            Only in the event that the Loan is then subject to a Securitization, Borrower shall deliver to Lender a legal opinion reasonably satisfactory to Lender from a law firm reasonably acceptable to Lender, stating among other things, that the Out-Parcel Release does not constitute a “significant modification” of the Loan under Section 1001 of the Code.

Lender shall promptly release such Out-Parcel from the Lien of the applicable Security Instrument after all of the requirements of this Section 2.5.4 have been satisfied.  All instruments of release shall be in duly recordable form and contain such covenants, conditions and restrictions and shall reserve such rights and easements with respect to the Out-Parcel as are necessary to protect and preserve Lender’s interests in the Remaining Property after any such release.

2.5.5        Release of the Madison Property Prior to the Permitted Defeasance Date.

Borrower shall have the right to a release of the Madison Property at any time that the Madison Property is subject to acquisition by a third party option holder pursuant to the exercise of the option agreement that is a Permitted Encumbrance on the Madison Property as of the date hereof by payment to Lender of the Release Price for the Madison Property and, if, such option is exercised prior to the Permitted Defeasance Date, such tender or recovery shall be deemed a voluntary prepayment by Borrower, and Borrower shall pay, in addition to the Release Price for the Madison Property, (i) an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid and (ii) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment (such amount payable to the Lender hereunder, the “Madison Property Release Price”).  All sums paid by the party exercising such option shall be paid to Lender on the closing date of such sale of the Madison Property in connection with the exercise of such option (the “Madison Property Option Purchase Price”) and Borrower shall, concurrently therewith, pay to Lender any shortfall amount equal to the difference between (i) the amount so paid by the option purchaser at the closing and the Madison Property Release Price (such shortfall, the “Madison Property Option Shortfall Amount”).  If the amount that is paid by the option purchaser in connection with the acquisition of the Madison Property is greater than the Madison Property Release Price, then any such excess purchase price amounts paid by the option purchaser shall be payable to Borrower.

Section 2.6            Substitution of Properties.

Subject to the terms of this Section 2.6, Borrower may obtain, from time to time, a release from the Lien of the related Security Instrument (and the related Loan Documents) (each, a “Replaced Property”) by substituting therefor another retail property of like kind and quality acquired by Borrower or an Affiliate of Borrower (provided, however, if the Substitute Property shall be owned by an Affiliate of Borrower said Affiliate (i) shall assume all the obligations of Borrower under this Agreement, the Note and the other Loan Documents and (ii) shall become a party to the Note and the other Loan Documents and shall be bound by the terms and provisions thereof as if it had executed the Note and the other Loan Documents and shall have the rights and obligations of Borrower thereunder) (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(c)           Other than with respect to any Out-Parcel Release permitted hereunder, Borrower’s right to release and substitute Properties in accordance with this Section shall automatically terminate at such time as the Square Footage Limitations are met or exceeded.

(d)           Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and Replaced Property.

(e)           If the applicable Borrower continues to own an Individual Property subject to the Lien of a Security Instrument, Lender shall have received (i) a copy of a deed conveying all of Borrower’s right, title and interest in and to the Replaced Property to a Person other than Borrower or Principal pursuant to an arms length transaction and (ii) a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Replaced Property is located.

(f)            Lender shall have received a current Appraisal of the Replaced Property and the Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution showing an appraised value equal to or greater than the appraised value of the Replaced Property (A) as of the Closing Date and (B) immediately prior to the date of the proposed substitution.

(g)           Lender shall have received a certificate of Borrower certifying, together with other evidence that would be satisfactory to a prudent institutional mortgage loan lender that, after the substitution of a Substitute Property and the release of the Replaced Property, the debt service coverage ratio for the twelve (12) full calendar months immediately preceding the date of the substitution with respect to all Properties remaining subject to the lien of the Security Instruments after the substitution shall be equal to or greater than (A) debt service coverage ratio for the twelve (12) full calendar months immediately preceding the Closing Date and (B) debt service coverage ratio for the twelve (12) full calendar months immediately preceding the substitution (including the Replaced Property and excluding the Substitute Property).

(h)           After Individual Properties with an aggregate square footage of at least ten percent (10%) of the original square footage demised under the Operating Leases have been released pursuant to the terms of this Section 2.6, (A) if the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the Securities issued in connection with the Securitization that are then outstanding or (B) if the Loan is not part of a Securitization, Lender shall have consented in writing to such release and substitution, which consent shall be given in Lender’s reasonable discretion applying the requirements of a prudent institutional mortgage loan lender with respect to real estate collateral of similar size, scope and value of the Substitute Property.

(i)            Lender has received evidence that the store-level profitability as set-forth in the P&L Report of the Substitute Property is equal to or greater than the store-level profitability of the Replaced Property as set-forth in the P&L Report for the immediately preceding twelve (12) month period.

(j)            No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release and substitution with respect to Borrower, the Properties and the Substitute Property and containing any other representations and warranties with respect to Borrower, the Properties, the Substitute Property or the Loan as (i) Lender, if a Securitization has not occurred, or (ii) the Rating Agencies, if a Securitization has occurred, may require, unless such certificate would be inaccurate, such certificate to be in form and substance satisfactory to Lender or the Rating Agencies, as applicable.

(k)           Borrower shall (A) have executed, acknowledged and delivered to Lender (I) a Security Instrument, an Assignment of Leases and Rents and two UCC-1 Financing Statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Security Instrument, Assignment of Leases and Rents and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Security Instrument, Assignment of Leases and Rents and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the State in which the Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Substitute Property, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (II) an Environmental Indemnity with respect to the Substitute Property from Indemnitor and (B) have caused Guarantor to acknowledge and confirm its obligations with respect to the Non-Recourse Carve-Out Obligations under the Loan Documents.  The Security Instrument, Assignment of Leases and Rents, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Replaced Property subject to modifications reflecting only the Substitute Property as the Individual Property and such modifications reflecting the laws of the State in which the Substitute Property is located.  The Security Instrument encumbering the Substitute Property shall secure all amounts then outstanding under the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Security Instrument shall be equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Substitute Property.

(l)            Lender shall have received (A) to the extent available, any “tie-in” or similar endorsement, together with a “first loss” endorsement, to each Title Insurance Policy insuring the Lien of the existing Security Instruments as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Security Instrument with respect to the Substitute Property and (B) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy related to the Substitute Property) insuring the Lien of the Security Instrument encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the Lien of the existing Security Instruments and dated as of the date of the substitution with respect to such Substitute Property, with reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Replaced Property. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount, together with “last dollar endorsement,” (2) insure Lender that the relevant Security Instrument creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Security Instruments, and such other endorsements or affirmative coverage that a prudent institutional mortgage lender would require, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(m)          Lender shall have received a current Survey for each Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having substantially the same content (other otherwise sufficient to cause the title company to insure over any survey exception) as the certification of the Survey of the Replaced Property prepared by a professional land surveyor licensed in the State in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area.”

(n)           Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(o)           Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of substitution and otherwise acceptable to a prudent institutional mortgage loan lender and, if recommended under the Phase I environmental report, a Phase II environmental report that would be acceptable to a prudent institutional mortgage loan lender, which conclude that the Substitute Property does not contain any Hazardous Materials and is not subject to any significant risk of contamination from any off site Hazardous Materials.

(p)           Borrower shall deliver, or cause to be delivered, to Lender (A) updates or, if the Substitute Property is to be owned by an Affiliate of Borrower, originals, in either case certified by Borrower or such Affiliate, as applicable, of all organizational documentation related to Borrower or such Affiliate, as applicable, and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower or such Affiliate, as applicable, authorizing the substitution and any actions taken in connection with such substitution.

(q)           Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (i) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by Applicable Law to qualify to do business in such jurisdiction; (B) an opinion of counsel acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to this Section, among other things, have been duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) if the Loan is part of a Securitization, an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (D) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(r)            Borrower shall (i) have paid, (ii) have escrowed with Lender or (iii) be contesting in accordance with the terns hereof, all Basic Carrying Costs relating to each of the Properties and the Substitute Property, including without limitation, (i) accrued but unpaid Insurance Premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable Other Charges relating to each of the Properties and Substitute Property.

(s)           Borrower shall have paid to Lender a substitution fee equal to $2,500 and paid or reimbursed Lender for all costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release and substitution and

Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(t)            Lender shall have received annual P&L Reports and Mini Report for the Substitute Property for the most current completed fiscal year and a current P&L Report and Mini Report for the Replaced Property, each certified by Borrower to Lender as being a true and correct copy of the report received from the Operating Tenant and a certificate from Borrower certifying that, to Borrower’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such P&L Report.

(u)           Borrower shall have delivered to Lender an estoppel certificate from Operating Tenant with respect to the Operating Lease.  Such estoppel certificate shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the Operating Lease is a valid and binding obligation of Operating Tenant, (2) there are no material defaults under the Operating Lease on the part of the landlord or Tenant thereunder, (3) Operating Tenant has no knowledge of any defense or offset to the payment of rent under the Operating Lease, (4) no rent under the Operating Lease has been paid more than one (1) month in advance and (5) Operating Tenant has no option under the Operating Lease to purchase all or any portion of the Substitute Property.

(v)           Lender shall have received subordination agreements in substantially the form approved by Lender in connection with the origination of the Loan (or such other form approved by Lender, which approval shall not be unreasonably withheld) with respect to the Operating Lease.

(w)          Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the State in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(x)            Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste.

(y)           Lender shall have received evidence which would be satisfactory to a prudent institutional mortgage loan lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Substitute Property as a retail shopping establishment including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(z)            Intentionally Omitted.

(aa)         Lender shall have received a certified copy of an amendment to the Operating Lease reflecting the deletion of the Replaced Property and the addition of the Substitute Property as a property encumbered pursuant thereto, which amendment shall not change the rental obligations or any other economic provisions of Operating Tenant thereunder.

(bb)         Lender shall have received such other approvals, opinions, documents and information in connection with the substitution as requested by the Rating Agencies if the Loan is part of a Securitization, or as reasonably requested by Lender if the Loan is not part of a Securitization.

(cc)         Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Substitute Property (other than the Management Agreement), each of which shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(dd)         Lender shall have received certified copies of all material consents, licenses and approvals, if any, required in connection with the substitution of a Substitute Property, and evidence that such consents, licenses and approvals are in full force and effect.

(ee)         Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Substitute Property, and Borrower in the State where the Substitute Property is located and the jurisdictions where such Person has its principal place of business.

(ff)           If Borrower owns a leasehold estate in the Substitute Property, Lender shall have received, (i) a complete certified copy of the Ground Lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease would be reasonably satisfactory in all respects to a prudent institutional mortgage loan lender and which contains customary leasehold mortgagee provisions and protections, and which shall provide, among other things, (A) for a remaining term of no less than the greater of (1) 20 years from the Maturity Date or (2) 10 years from the end of the scheduled amortization term of the Loan, (B) that the Ground Lease shall not be terminated until Lender has received notice of a default thereunder and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as tenant if the Ground Lease is terminated for any reason, (D) the non-merger of fee and leasehold interests, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Substitute Property, reasonably acceptable to a prudent institutional mortgage loan lender.

(gg)         Borrower shall submit to Lender, not less than twenty (20) Business Days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Replaced Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Replaced Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lender.

(hh)         Borrower stall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.6 have been satisfied.

(ii)           Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Replaced Property and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.

Section 2.7            Purchase of the Fee Estate of the Burlington Property.

Borrower (or an Affiliate of Borrower, if Borrower chooses option (ii) set forth in subsection (b) below of this Section 2.7) shall be entitled to purchase the Fee Estate of that certain Individual Property Store No. 141 located at 313 North Roosevelt Avenue, Burlington, Iowa, 52601 (the “Burlington Property”), provided that (i) Lender receives thirty (30) days prior written notice of such acquisition, (ii) no Event of Default has occurred and is continuing and (iii) upon the satisfaction of the following conditions:

(a)           Borrower shall have paid to Lender, concurrently with the closing of such acquisition, all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the purchase of the Burlington Property by Borrower (or an Affiliate of Borrower, if Borrower chooses option (ii) set forth in subsection (b) below of this Section 2.7);

(b)           Borrower, without any cost to Lender, shall furnish any information requested by Lender (i) relating to the purchase of the Fee Estate of the Burlington Property by Borrower, for the preparation of, and shall authorize Lender to file and/or record, new or amended and restated security instruments, financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents related thereto reasonably requested by Lender or (ii) relating to the purchase of the Fee Estate of the Burlington Property by an Affiliate of Borrower and the extension of that certain Ground Lease of the Burlington Property by Borrower as tenant thereunder, in connection with the extension of the term of such Ground Lease for an additional term of at least twenty (20) years beyond the Maturity Date and providing for a rental rate thereunder of not more than nine percent (9%) of the yield on the purchase price of the Burlington Property;

(c)           If Borrower is the purchaser of the Fee Estate of the Burlington Property, Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple title to the Burlington Property is vested in Borrower (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;

(d)           If Borrower is the purchaser of the Fee Estate of the Burlington Property, Borrower shall furnish an opinion of counsel satisfactory to Lender and its counsel that all documents executed by Borrower, Guarantor and Indemnitor in connection with the purchase of the Burlington Property have been duly authorized, executed and delivered, and that the Security Instruments, and the other documents executed in connection therewith are valid, binding and enforceable against Borrower in accordance with their terms; and

(e)           The Operating Lease and all of the Qualified Assignee Leases shall remain in full force and effect during and after the completion of such transfer or extension of the Operating Lease, as applicable, without abatement of rent; provided that any increase in the rental rate under the Operating Lease shall be set forth in an amendment to the Operating Lease as approved by Lender.

III.           CASH MANAGEMENT

Section 3.1            Establishment of Accounts.

(a)           Borrower shall, simultaneously herewith, (i) establish, and hereby covenants to maintain, an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all Required Deposits, and (ii) execute an agreement with Lender and the Property Account Bank providing for the control of the Property Account by Lender substantially in a form reasonably acceptable to Lender (the “Property Account Control Agreement”).

(b)           Lender shall, simultaneously herewith, (i) establish accounts with the Lockbox Bank (the “Lockbox Account”), into which Borrower shall deposit, or cause to be deposited, sums on deposit in the Property Account, in accordance with the terms hereof and (ii) execute an agreement (which may be this Agreement) with the Lockbox Bank providing for the control of the Lockbox Account by Lender. The following Accounts (which may be book entry sub-accounts), shall be established in the Lockbox Account into which amounts in the Property Account shall be deposited or allocated on the date or during the period so specified:

(i)               An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Triggering Event Period, the Monthly Tax Deposit (the “Tax Account”);

(ii)              An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Triggering Event Period, the Monthly Insurance Premium Deposit (the “Insurance Premium Account”);

(iii)             An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);

(iv)             An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Triggering Event Period, the Replacement Reserve Monthly Deposit (the “Replacement Reserve Account”);

(v)              An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited on the date hereof as set forth in Section 7.1.1 hereof, the Required Repair Fund (the “Required Repair Account”);

(vi)             An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Triggering Event Period, the Monthly Ground Rent Deposit (the “Ground Rent Account”);

(vii)            An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Lockbox Cash Flow Sweep Period, the Required Excess Cash (the “Excess Cash Reserve Account”);

(viii)           An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Lockbox Cash Flow Sweep Period, the Operating Expenses (the “Operating Expense Reserve Account”); and

(ix)             An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, during any Lockbox Cash Flow Sweep Period, the Extraordinary Expenses (the “Extraordinary Expense Reserve Account”).

Section 3.2            Deposits into Lockbox Account.

(a) Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager (if any) to, immediately deposit all Required Deposits into the Property Account, (ii) Borrower shall, or shall cause Manager (if any) to, send instructions to the Tenants to pay all Required Deposits into the Property Account, (iii) other than the Accounts, there shall be no other accounts maintained by Borrower or any other Person into which Required Deposits are deposited, and (iv) neither Borrower nor any other Person shall open any other such account with respect to the Required Deposits.  Until deposited into the Lockbox Account, or otherwise disbursed as provided herein prior to the occurrence of a Triggering Event, any Required Deposits shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.

(b)           (i)            Prior to the occurrence of a Triggering Event, Lender shall direct the Property Account Bank to transfer, on or before the immediately succeeding Business Day after funds are received in the Property Account, funds sufficient to make all deposits required pursuant to Section 3.7(b)(iv) hereof to the Lockbox Account with any funds remaining in the Property Account Bank being transferred to Borrower in such manner as may be specified by Borrower.

(ii)           After the occurrence of a Triggering Event, Lender shall direct the Property Account Bank to transfer, on each Business Day, all funds on deposit in the Property Account to the Lockbox Account to the extent necessary to meet the amount required to be deposited and maintained in such Accounts (as specified in Section 3.1 of this Agreement) and sufficient to make all deposits required pursuant to Section 3.7(b)(i)-(vii) hereof to the Lockbox Account with any funds remaining in the Property Account Bank being transferred to Borrower in such manner as may be specified by Borrower.

(iii)          During any Lockbox Cash Flow Sweep Period, Lender shall direct the Property Account Bank to transfer, on each Business Day, all funds on deposit in the Property Account to the Lockbox Account to be held and disbursed in accordance with Section 3.7 hereof.

(c)           Borrower warrants and covenants that, unless otherwise expressly permitted in this Agreement, Borrower shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.

Section 3.3            Account Name.

(a)           The Lockbox Account shall be in the name of Lender and shall also reference the Borrower’s name in the account name.

(b)           In the event Lender transfers or assigns the Loan, Borrower acknowledges that (i) the Lockbox Bank, at Lender’s request, shall change the name of the Lockbox Account to reference the name of the transferee or assignee; and (ii) the Property Account Bank, at Lender’s request, shall change the name of Lender under the Property Account Control Agreement to reference the name of the transferee or assignee.  In the event Lender retains a servicer to service the Loan, Borrower acknowledges that (i) the Lockbox Bank, at Lender’s request, shall change the name of the Lockbox Account to reference the name of the servicer, as agent for Lender; and (ii) the Property Account Bank, at Lender’s request, shall change the name of Lender under the Property Account Control Agreement to reference the name of the servicer, as agent for Lender.

Section 3.4            Eligible Accounts.

Borrower shall, and Borrower shall cause Property Account Bank and Lockbox Bank to maintain each Account as an Eligible Account.

Section 3.5            Permitted Investments.

All Accounts shall, if invested, earn interest for the benefit of Borrower and Borrower shall be responsible for all taxes due on interest earned thereon.  Sums on deposit in any Account other than the Property Account shall be in interest bearing accounts for the benefit of Borrower.  Borrower may direct Permitted Investment absent a Triggering Event Period or a Lockbox Cash Flow Sweep Period; provided, that Lender may direct that such accounts be invested in Permitted Investments provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing.  All income earned from Permitted Investments shall be the property of Borrower.  Borrower hereby irrevocably authorizes and directs Lockbox Bank, to hold any income earned from Permitted Investments as part of the Accounts.  Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments.  No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.5.  Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Accounts.

Section 3.6            The Initial Deposits.

No initial deposit amounts shall be required to be deposited in each of the Tax Account, the Insurance Premium Account, the Replacement Reserve Account or, the Ground Rent Account except that an amount equal to 125% of immediate repairs to the Improvements shall be required to be deposited in the Required Repair Account, (the “Initial Deposits”) on the Closing Date, which amount shall be disbursed as provided in Section 7.1.2 hereof.

Section 3.7            Transfer To and Disbursements from the Lockbox Account.

(a)           Lockbox Bank shall withdraw all funds on deposit in the Lockbox Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the following day which is a Business Day).

(b)           Lockbox Bank shall disburse the funds in the Lockbox Account, collected in accordance with Section 3.1 and 3.2 above during the applicable periods, in the following order of priority, as applicable:

(i)               First, funds sufficient to pay the Monthly Ground Rent Deposit, if any, shall be deposited in the Ground Rent Account;

(ii)              Second, funds sufficient to pay the Monthly Tax Deposit, if any, shall be deposited in the Tax Account;

(iii)             Third, funds sufficient to pay the Monthly Insurance Premium Deposit, if any, shall be deposited in the Insurance Premium Account;

(iv)             Fourth, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account;

(v)              Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account;

(vi)             Sixth, funds sufficient to pay any interest accruing at the Default Rate, if any, and late payment charges, if any, shall be deposited in the Debt Service Account;

(vii)            Seventh, to the payment of Lockbox Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder;

(viii)           Eighth, during any Lockbox Cash Flow Sweep Period, to the Operating Expense Reserve Account, funds sufficient to pay all Operating Expenses which are not the responsibility of an Operating Tenant, a Qualified Assignee or a Qualified Subtenant to pay, which have been paid during such month by or on behalf of Borrower in connection with the ownership and operation of the Properties in accordance with the Approved Annual Budget to be held and disbursed in accordance with the terms of Section 7.9 hereof;

(ix)             Ninth, during any Lockbox Cash Flow Sweep Period, in the event that Borrower identifies Extraordinary Expenses not otherwise set forth in the Approved Annual Budget, then funds so identified by Borrower and approved by Lender may be funded to the Extraordinary Expense Reserve Account, in an amount sufficient to pay any Extraordinary Expenses for such month which have been approved by Lender to be held and disbursed in accordance with the terms of Section 7.9 hereof;

(x)              Tenth, during any Lockbox Cash Flow Sweep Period, the Required Excess Cash shall be deposited into the Excess Cash Reserve Account;

(xi)             Eleventh, provided no Event of Default shall exist under the Loan Documents, all amounts remaining in the Lockbox Account after deposits for items (i) through (x) for the current month and all prior months shall be disbursed to Borrower.

Section 3.8            Withdrawals From the Tax Account and the Insurance Premium Account.

Lender shall have the right to withdraw funds from the Tax Account to pay Taxes on or before the date Taxes are due and payable.  Lender shall have the right to withdraw funds from the Insurance Premium Account to pay Insurance Premiums on or before the date Insurance Premiums are due and payable.  Lockbox Bank shall disburse funds from the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Lockbox Bank’s receipt of such written request.

Section 3.9            Withdrawals from the Replacement Reserve Account.

Lender shall disburse funds on deposit in the Replacement Reserve Account in accordance with the provisions of Section 7.3 hereof.

Section 3.10         Withdrawals from the Excess Cash Reserve Account.

Lender shall disburse funds on deposit in the Excess Cash Reserve Account in accordance with the provisions of Section 7.8 hereof.

Section 3.11         Withdrawals from the Debt Service Account.

Lender shall withdraw funds from the Debt Service Account to pay the Monthly Debt Service Payment Amount on the date when due, together with any late payment charges or interest accruing at the Default Rate, if any.

Section 3.12         Withdrawals from the Operating Expense Reserve Account.

Lender shall disburse funds on deposit in the Operating Expense Reserve Account in accordance with the provisions of Section 7.9 hereof.

Section 3.13         Withdrawals from the Extraordinary Expense Reserve Account.

Lender shall disburse funds on deposit in the Extraordinary Expense Reserve Account in accordance with the provisions of Section 7.9 hereof.

Section 3.14         Intentionally Omitted.

Section 3.15         Withdrawals from the Ground Rent Account.

Lender shall have the right to withdraw funds from the Ground Rent Account in accordance with Section 7.6 hereof.

Section 3.16         Sole Dominion and Control.

Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Property Account Bank and Lockbox Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.

Section 3.17         Security Interest.

Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.

Section 3.18         Rights on Default.

Notwithstanding anything to the contrary in this Article 3, upon the occurrence and during the continuance of an Event of Default, Lender shall promptly notify Property Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from Property Account Bank, Lockbox Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Lockbox Bank or Property Account Bank to transfer from) the Accounts, (b) Lender may direct Lockbox Bank to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instruments, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instruments, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

Section 3.19         Financing Statement; Further Assurances.

Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Lender to exercise and enforce their respective rights and remedies hereunder with respect to any Account or Account Collateral.

Section 3.20         Borrower’s Obligation Not Affected.

The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 3.21         Payments Received Under this Agreement.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Ground Lease Escrow Fund, Required Repair Fund, Replacement Escrow Fund, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 3.22         Letters of Credit.

Notwithstanding anything herein to the contrary, Borrower may meet its obligations to fund any or all of the Initial Deposits or other deposits required to be made and maintained during a Triggering Event Period, by delivering to Lender a Letter of Credit in such amount as may be necessary to meet the deposit obligations herein.

IV.           REPRESENTATIONS AND WARRANTIES

Section 4.1            Borrower Representations.

Borrower represents and warrants as of the Closing Date that, except as expressly set forth on Schedule IX attached hereto:

4.1.1        Organization.

Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Properties and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Properties, its businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Properties and to transact the businesses in which it is now engaged.  Attached hereto as Schedule III is an organizational chart of Borrower.

4.1.2        Proceedings.

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3        No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject except to the extent that such Lien, charge or encumbrance could not reasonably be expected to have a Material Adverse Effect, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Properties or any of Borrower’s other assets, or any license or other approval required to operate the Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Agency required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4        Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or any Individual Property, which actions, suits or proceedings, if determined against

Borrower or any Individual Property could reasonably be expected to have a Material Adverse Effect.

4.1.5        Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any of the Properties is bound that could reasonably be expected to have a Material Adverse Effect.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is a party or by which Borrower or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of such Property and (b) obligations under the Loan Documents.

4.1.6        Solvency.

Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower in the last seven (7) years, and Borrower in the last seven (7) years has not ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.7        Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any material untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower which has not been disclosed to Lender which could reasonably be expected to have a Material Adverse Effect.

4.1.8        No Plan Assets.

Borrower is not a Plan and none of the assets of Borrower constitute or will constitute “Plan Assets” of one or more Plans.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.9        Compliance.

To Borrower’s knowledge, (i) Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, (ii) all Environmental Laws, building and zoning ordinances and codes except to the extent that such failure to comply could reasonably be expected to have a Material Adverse Effect, (iii) Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could reasonably be expected to have a Material Adverse Effect, and (iv) there has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.10      Financial Information.

To Borrower’s knowledge, (i) all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  To Borrower’s knowledge, except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a Material Adverse Effect except as referred to or reflected in said financial statements.  To Borrower’s knowledge, since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.11      Condemnation.

No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual

Property or for the relocation of roadways providing access to any Individual Property which could reasonably be expected to have a Material Adverse Effect.

4.1.12      Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.13      Utilities and Public Access.

To Borrower’s knowledge and except as shown on the Title Insurance Policy for the applicable Individual Property, (i) each Individual Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses except to the extent that the failure to have such right of access to public ways or failure of service could reasonably be expected to have a Material Adverse Effect, (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting each Individual Property (which are connected so as to serve each Individual Property without passing over other property) or in recorded easements serving each Individual Property and such easements are set forth in and insured by the Title Insurance Policy except to the extent that the failure to have such easements could reasonably be expected to have a Material Adverse Effect, and (iii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed, are physically open (except as may be temporary for repairs from time to time; provided that such temporary closure does not violate any reciprocal easement agreement affecting any Individual Property) and are dedicated to public use and have been accepted by all Governmental Authorities except to the extent that the failure to have the same could reasonably be expected to have a Material Adverse Effect.

4.1.14      Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.15      Separate Lots.

Either (i) each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof or (ii) Lender is escrowing for Taxes in accordance with the terms hereof for the entire tax lot(s) of which each Individual Property is a part.

4.1.16      Assessments.

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments which could reasonably be expected to have a Material Adverse Effect.

4.1.17      Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.18      No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.19      Insurance.

Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.20      Use of Property.

Each Individual Property is used exclusively for office, distribution/warehouse, manufacturing or retail purposes and other appurtenant and related uses.

4.1.21      Certificate of Occupancy; Licenses.

To Borrower’s knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property by Borrower, Operating Tenant or Tenant as a retail shopping store, office, distribution/warehouse or manufacturing center (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture other than those licenses the lack of which would not have a Material Adverse Effect.  Borrower shall keep and maintain, or cause to be kept and maintained by the Tenant, all Licenses necessary for the operation of each Individual Property as a retail shopping store.  The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property except to the extent that any non-conformity could reasonably be expected to have a Material Adverse Effect.

4.1.22      Flood Zone.

None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect with respect to each such Individual Property.

4.1.23      Physical Condition.

Except as expressly disclosed in the Physical Conditions Reports, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.  Each Individual Property is free from damage covered by fire or other casualty.  Except as expressly disclosed in the Physical Conditions Reports, all liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Legal Requirements.

4.1.24      Boundaries.

Except as expressly disclosed in the Title Insurance Policies or the Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements.

4.1.25      Leases.

The Properties are not subject to any Leases other than the Operating Leases, the Immaterial Leases.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Operating Leases, the Immaterial Leases.  The Operating Leases are in full force and effect and, there are no defaults by Borrower or any the Operating Tenant thereunder, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under such Operating Lease.  No Rent has been paid more than one (1) month in advance of its due date.  There are no offsets or defenses to the payment of any portion of the Rents.  All work to be performed by Borrower under each Operating Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Operating Lease or of the Rents received therein which is still in effect.  Other than with respect to Immaterial Leases, no Tenant has sublet all or any portion of the premises demised thereby.  Other than in connection with an Out-Parcel, no Tenant has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  To Borrower’s knowledge, no Hazardous Materials have been disposed, stored or treated by any Tenant under any Operating Lease on or about the leased premises nor does Borrower have any knowledge of any Operating Tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each Operating Tenant’s business at such Individual Property as set forth in the Operating Leases, (B) held by such Operating Tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the Environmental Reports.

4.1.26      Intentionally Omitted.

4.1.27      Intentionally Omitted.

4.1.28      Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid.

4.1.29      Operating Leases.

No fees payable under any Operating Lease are due and unpaid.

4.1.30      Intentionally Omitted.

4.1.31      Illegal Activity.

No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at any Individual Property.

4.1.32      No Change in Facts or Circumstances; Disclosure.

All information submitted by Operating Tenant to Borrower and delivered by Borrower to Lender and in all other financial statements, rent rolls, reports, certificates and other documents submitted therewith in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are, to Borrower’s knowledge, accurate, complete and correct in all material respects.  To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.

4.1.33      Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34      Principal Place of Business; State of Organization.

Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower is organized under the laws of the State of Delaware and each Borrower’s organizational identification number is set forth on Exhibit A.

4.1.35      Single Purpose Entity.

Borrower covenants and agrees that its organizational documents shall provide that it has not, and shall not, and that the organizational documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, “Principal”) shall provide that it has not and shall not:

(a)           with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, disposition, managing and maintenance of the Properties, and entering into the Loan, and activities incidental thereto and with respect to Principal, engage in any business or activity other than the ownership of its interest in Borrower, and activities incidental thereto;

(b)           with respect to Borrower, acquire or own any material assets other than (i) the Properties, and (ii) such incidental Personal Property as may be necessary for the operation of the Individual Property or Properties, as the case may be and with respect to Principal, acquire or own any material asset other than its interest in Borrower;

(c)           merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)           (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property or Properties is located, if applicable, or (ii) without the prior written consent of Lender, materially amend, materially modify, terminate or fail to comply with the material provisions of Borrower’s Partnership Agreement, Articles of Organization or similar organizational documents, as the case may be, or of Principal’s

Certificate of Incorporation, Articles of Organization or similar organizational documents, as the case may be, whichever is applicable;

(e)           other than Principal’s ownership interest in Borrower own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f)            commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person or entity, participate in a cash management system with any other entity or Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g)           with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for trade payables in the ordinary course of its business of owning and operating the Individual Property or Properties as applicable, provided that such debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) does not exceed, in the aggregate, one percent (1%) of the outstanding principal balance of the Note and (iv) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

(h)           (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(i)            enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor, Indemnitor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (i) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor, Indemnitor or any member, general partner, principal or Affiliate thereof;

(j)            seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be;

(k)           fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(l)            guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(m)          make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof;

(n)           fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law;

(o)           fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(p)           fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q)           hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;

(r)            fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(s)           pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;

(t)            fail to maintain a sufficient number of employees in light of its contemplated business operations;

(u)           fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each Independent Director and of all other general partners/managing members/directors;

(v)           fail to hold its assets in its own name;

(w)          if Borrower or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;

(x)            except pursuant to the Guaranty, have any of its obligations guaranteed by an Affiliate;

(y)           violate or cause to be violated, the assumptions made with respect to Borrower and Principal in the Insolvency Opinion;

(z)            with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(bb) below, fail at any time to have at least two (2) independent directors (each an “Independent Director”) that are not and have not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of Borrower or of Principal or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Borrower, Principal or any Affiliate of either of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party; or

(aa)         with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(bb) below, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of each Independent Director.

(bb)         In the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.35, the limited liability company agreement of Borrower (the “LLC

Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director.  The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the LLC Agreement.  In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.

Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution.  The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.

4.1.36      Business Purposes.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

4.1.37      Taxes.

Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Borrower knows of no basis for any additional material assessment in respect of any such taxes and related liabilities for prior years.

4.1.38      Forfeiture.

No Borrower, and to Borrower’s knowledge, no other Person in occupancy of or involved with the operation or use any of the Properties, has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any of the Properties or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.39      Environmental Representations and Warranties.

Borrower represents and warrants, except as disclosed in the written reports resulting from the environmental site assessments of the Properties delivered to and approved by Lender prior to the Closing Date (the “Environmental Report”) of each Individual Property and to Borrower’s actual knowledge that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each Tenant’s respective business at such Individual Property as set forth in their respective Leases, or (B) held by a Tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Properties; (d) there is no past or present material non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Properties except as described in the Environmental Reports; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from any of the Properties; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from any of the Properties known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to

Hazardous Materials in, on, under or migrating to or from any of the Properties and/or to the environmental condition of the Properties.

4.1.40      Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is set forth on Exhibit A.

4.1.41      OFAC.

Borrower represents and warrants that neither Borrower, Guarantor, Indemnitor or any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor, Indemnitor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.42      Ground Lease Representations.

Except as expressly set forth in an estoppel certificate received by Lender from a Fee Owner:

(a)           (i) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Ground Lease by Borrower, or, to Borrower’s actual knowledge, landlord thereunder, and, to Borrower’s actual knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, (iv) neither Borrower nor, to Borrower’s actual knowledge, the landlord under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease, (v) to Borrower’s actual knowledge, no Fee Owner, as debtor in possession or by a trustee for such Fee Owner,   has given any notice of, and Borrower has not consented to, any attempt to transfer the related Fee Estate free and clear of such Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) to Borrower’s actual knowledge, no Fee Owner under any Ground Lease is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and no Fee Estate with respect to any Ground Lease is an asset in any  voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(b)           The Ground Leases or a memorandum thereof have been duly recorded, the Ground Leases do not prohibit the interest of the lessee thereunder to be encumbered by the applicable Security Instrument, and to Borrower’s actual knowledge based on estoppel letters with respect to such Ground Lease, there has not been any change in such terms of the Ground Leases since their recordation; and

(c)           Except as indicated in the related Title Insurance Policy, Borrower’s interest in the Ground Leases are not subject to any Liens superior to, or of equal priority with, the applicable Security Instrument.

4.1.43      Deposit Accounts.

(a)           This Agreement and the Property Account Control Agreement create valid and continuing security interests (as defined in the UCC) in the Property Accounts and the Lockbox Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b)           Borrower and Lender agree that the Property Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Property Account and no Account Collateral shall be released to Borrower or Manager from the Property Account.  Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Property Account with a financial institution that has executed an agreement substantially in the form of the Property Account Control Agreement or in such other form reasonably acceptable to Lender.

(c)           Borrower and Lender agree that each Account other than the Property Account is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Property Accounts, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from such Accounts, (iv) in such a manner that the Lockbox Bank shall agree to treat all property credited to each Account other than the Property Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Lockbox Bank, indorsed to Lockbox Bank or in blank or credited to another securities account maintained in the name of Lockbox Bank and in no case will any financial asset credited to any such Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lockbox Bank or in blank);

(d)           Borrower owns and has good and marketable title to the Property Accounts and the Lockbox Account free and clear of any Lien or claim of any Person other than those granted pursuant to the Loan Documents;

(e)           Borrower has delivered to Lender fully executed agreements pursuant to which Property Account Bank and Lockbox Bank have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(f)            Other than the security interest granted to Lender pursuant to this Agreement and the Property Account Control Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed any of the Property Accounts, or the Lockbox Account; and

(g)           The Property Accounts and the Lockbox Account are not in the name of any Person other than Borrower or Lender.  Borrower has not consented to the Property Account Banks or the banks maintaining the Lockbox Account complying with instructions of any Person other than Lender.

4.1.44      Embargoed Person.

As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal, Indemnitor and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal, Indemnitor or Guarantor, as applicable, with the result that the investment in Borrower, Principal, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal, Indemnitor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal, Indemnitor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.2            Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be made effective as of the date hereof and shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower; provided that in no event shall such survival pursuant to this Section 4.2 extend beyond (i) payment in full of the Debt, or (ii) with respect to an Individual Property, the release of such Individual Property from the applicable Security Instrument.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.            BORROWER COVENANTS

Section 5.1            Affirmative Covenants.

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Security Instruments encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1        Existence; Compliance with Legal Requirements.

Borrower shall do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Properties other than those the lack of which could not reasonably be expected to have a Material Adverse Effect.  There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall (i) at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business, and (ii) except as otherwise expressly provided in this Loan Agreement, keep, or cause to be kept, the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments only to the extent that a failure to comply with either of sub-clauses (i) or (ii) could reasonably be expected to have a Material Adverse Effect.  Borrower shall keep, or cause to be kept, the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

5.1.2        Taxes and Other Charges.

Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable.  Borrower shall furnish (or cause to be furnished) to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof).  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay (or cause to be paid) all utility services provided to the Properties.  After prior written notice to Lender, Borrower or Operating Tenant, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding.  Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such

Taxes or Other Charges are established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument being primed by any related Lien.

5.1.3        Litigation.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which could reasonably be expected to have a Material Adverse Effect.

5.1.4        Access to Properties.

Borrower shall permit agents, representatives and employees of Lender, subject to the rights of Tenants, landlords, licensees or other occupants, to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5        Notice of Default.

Borrower shall promptly advise Lender of any Material Adverse Effect, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6        Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7        Award and Insurance Benefits.

Subject to Section 6.4 hereof, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed (to the extent provided for in the Loan Documents) for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8        Further Assurances.

Borrower shall, at Borrower’s sole cost and expense, execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to file UCC financing statements.

5.1.9        Mortgage and Intangible Taxes.

Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instruments and/or upon the execution and delivery of the Note.

5.1.10      Financial Reporting.

Borrower shall (and shall cause the Operating Tenants to) keep adequate books and records of account in accordance with GAAP, or in accordance with other methods reasonably acceptable to Lender, consistently applied and shall furnish to Lender:

(a)           quarterly and annual statements of Operating Tenant and its consolidated subsidiaries within sixty (60) days after the end of each fiscal quarter or one hundred twenty (120) days after the close of each Fiscal Year of Operating Tenant, as applicable;

(b)           quarterly and annual operating statements of each Individual Property in the form required by Lender (and in substantially the form previously submitted to Lender in connection with the making of the Loan), detailing the (i) sales per square foot at each Individual Property, (ii) occupancy costs of each Individual Property and (iii) Capital Expenditures of each Individual Property (the “Individual Store Capital Expenditure Schedule”) (each such operating statement of each Individual Property, a “Mini Report”), within sixty (60) days after the end of each fiscal quarter or one hundred twenty (120) days after the close of each Fiscal Year of Borrower, as applicable;

(c)           quarterly and annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and its consolidated subsidiaries together with a calculation reflecting the annual debt service coverage ratio for the Loan for the immediately preceding twelve (12) month period (or such shorter period beginning on the date hereof with respect to the Borrower) as of the last day of such month accompanied by an Officer’s Certificate with respect thereto, within sixty (60) days after the end of each fiscal quarter or one hundred twenty (120) days after the close of each fiscal year of Borrower; and

(d)           quarterly and annual P&L Reports from the Operating Tenants (with the annual financial statements audited by an Acceptable Accountant) together with (i) an Officer’s Certificate of Operating Tenant certifying to the calculation reflecting the EBITDAR Ratio and (ii) an Officer’s Certificate from of Borrower certifying that said P&L Report and such audited financial statements of the Operating Tenant delivered to Lender hereunder are true and correct copies thereof received from the Operating Tenant, which shall be delivered within sixty (60) days after the end of each fiscal quarter or one hundred twenty (120) days after the close of each fiscal year of the Operating Tenants.

(e)           For the partial year period commencing upon a Triggering Event, and for each Fiscal Year during a Triggering Event Period, Borrower shall submit to Lender an Annual Budget for the Properties not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, and shall be subject to Lender’s written approval (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(f)            Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender.

(g)           Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared either (I) Microsoft Word for Windows or (II) WordPerfect for Windows software (which files may be prepared using a spreadsheet program and saved as word processing files).

(h)           Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, any Indemnitor and the Properties, whether furnished by Borrower, any Guarantor, any Indemnitor or otherwise, as Lender determines necessary or desirable.  Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.  Notwithstanding the foregoing, Lender agrees to treat as confidential, and to not disclose without the Operating Tenant’s written consent, all income and expense statements for the business at each Individual Property and any other information specific to an Individual Property including, but not limited to, the reports delivered under Sections 5.1.10(a), (b) and (d) (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is already known to Lender prior to receipt as evidenced by prior documentation thereof or has been independently developed by Lender on a non-confidential basis; (ii) is or becomes generally available to the public other than as a result of an improper disclosure by Lender or its representatives; (iii) becomes available to Lender on a non-confidential basis from a source other than the Operating Tenant, Borrower or any of their representatives, provided that such source is not, to Lender’s knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Operating Tenant or Borrower with respect to such information; or (iv) is disclosed pursuant to a requirement of a court, administrative agency or other regulatory or governmental body or is disclosed pursuant to applicable law, rule or regulation.  Notwithstanding the foregoing, Lender may, without the written consent of Borrower or the Operating Tenant, disclose any Confidential Information solely to a trustee in connection with a Securitization or a Rating Agency involved with respect to such Securitization (collectively, the “Disclosure Parties”) and the Disclosure Parties may further disclose the Confidential Information solely to “B-piece buyers” in connection with the Securitization or an institutional investor that typically invests in Securitizations of this type and size (“Other Parties”) to the extent the Disclosure Parties  customarily disclose the same to the Other Parties in connection with the Securitization and to the extent requested by the Other Parties; provided that (A) the Disclosure Parties and the Other Parties are advised that the Confidential Information is confidential, (B) the Confidential Information may not be placed in any prospectus, or other Securities offering material or other written materials by Lender, or any trustee or Rating Agency or any Affiliate, and (C) the Disclosure Parties and the Other Parties (other than the Rating Agencies which are not required to execute a Confidentiality Agreement but may only disclose information to parties that have executed a Confidentiality Agreement), execute a confidentiality agreement substantially in the form attached hereto as Exhibit E, or such other form as reasonably agreed upon by the Operating Tenant, the Disclosure Parties and/or the Other Parties (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary contained in this Section, (a) in no event shall any Confidential Information be disclosed to any retailers, and (b) Landlord and Operating Tenant understand and agree that the Disclosure Parties may disclose any information in connection with Operating Tenant and the Properties on an aggregate, loan-portfolio basis.

5.1.11      Business and Operations.

Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties.  Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Properties.

5.1.12      Costs of Enforcement.

In the event (a) that any Security Instrument encumbering any Individual Property is foreclosed in whole or in part or that any such Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13      Estoppel Statement.

(a)           After written request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use its best efforts to deliver to Lender, promptly upon written request, duly executed estoppel certificates from the Operating Tenants, the Qualified Assignees and the Qualified Subtenants attesting to such facts as Lender may require, including, but not limited to attestations that the applicable Leases are in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, and that the Operating Tenants, the Qualified Assignees or the Qualified Subtenants, as the case may be, claim no defense or offset against the full and timely performance of its obligations under the applicable Leases.

5.1.14      Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.15      Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.16      Confirmation of Representations.

Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the closing of such Securitization.

5.1.17      Leasing Matters.

(a)           Other than as provided in Section 5.1.17(b), Borrower may not, without the prior written consent of Lender, enter into, amend, modify or waive the provisions of any material provisions of any Lease, including, but not limited to, provisions relating to the term, the rental obligations of the Operating Tenant or Tenant thereunder or any other economic provisions of the Operating Lease or any Lease (other than an Immaterial Lease) or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (other than an Immaterial Lease), including, without limitation, the Operating Leases and the Qualified Assignee Leases (including any guaranty, letter of credit or other credit support with respect thereto).

(b)           Subject to the Square Footage Limitations and the other provisions hereof, Borrower may allow Operating Tenant to assign portions of the Operating Leases; provided, that no more than ten percent (10%) of the retail space (by square footage) may be assigned to a Tenant that is not a national or regional retailer.  In connection with such assignment, (i) Operating Tenant may be relieved of its obligations under that portion of the Operating Lease so assigned and (ii) any such assignment shall not require the consent of Lender, so long as, in the case of (i) and (ii) above, Lender has received evidence that the assignee (or a Person) meets the Assignment Requirements (a “Qualified Assignee”).  The lease entered into by the Qualified Assignee with Borrower shall have substantially the same terms as the Operating Lease, (except for such provisions which by their terms are not applicable to such Property being assigned) including, but not limited to, the same remaining lease term, rent escalations, covenants, escrows and reserves, financial reporting requirements, etc., with a rental rate equal to or greater than the Determined Minimum Rent (a “Qualified Assignee Lease”).  In connection with such assignment and release, the Operating Lease shall be amended to reflect the release of such property and the monthly rental rate under such Operating Lease shall be reduced as provided in the Operating Lease; provided, however, that the following shall not constitute an assignment of the Operating Lease: (1) a transfer to any entity into which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with the applicable statutory provisions of merger or consolidation of entities, so long as the liabilities of the entities participating in such merger or consolidation are assumed by the entity surviving such merger or created by such consolidation, (2) a sale of substantially all of the stock of Operating Tenant,  (3) a sale of substantially all of the assets of Operating Tenant to a single entity that expressly assumes the Operating Lease, (4) a transfer of Tenant’s entire interest in this Lease to any entity in connection with intercompany corporate transfers whose ownership is controlled by Tenant or Tenant’s parent or ultimate parent; or (5) a transfer of Tenant’s entire interest in this Lease to any entity which has the power to direct Tenant’s management and operation, or any entity whose management and operation is controlled by Tenant or Tenant’s parent or ultimate parent is under common control with Tenant or Tenant’s parent or ultimate parent; (6) a transfer of Tenant’s entire interest in this Lease to any entity, a majority of whose voting rights are owned by Tenant or Tenant’s parent or ultimate parent; or (7) a similar transaction to those described in (1) through (6) above.  With respect to each of the transactions described in items (4), (5), (6) and a similar intercompany transaction, described above in this Section 5.1.17(b), Tenant shall remain liable under the Lease.  With respect to the transactions described in items (1), (2), (3) and a similar corporate transaction described above in this Section 5.1.17(b), Tenant’s obligations under the Lease shall terminate entirely, and Tenant shall be released of any liability under the Lease, except for the liabilities of Tenant which accrued prior to the date of such transaction.

(c)           In addition, subject to the Square Footage Limitation and the other provisions hereof, Borrower may allow Operating Tenant the free right to sublet any portion of the

Properties and any such subletting shall not require the consent of Lender.  Any such subletting shall in no way relieve Operating Tenant of its obligations under the Operating Lease.  Lender shall execute and deliver a subordination and non-disturbance agreements on a form substantially in the form attached hereto as Exhibit D if (i) the rent under the sublease is a rental rate equal to or greater than the Determined Minimum Rent and all other terms of the sublease were negotiated on an arm’s length basis, (ii) the terms of the sublease shall have substantially the same terms as the Operating Lease, including, but not limited to, the same remaining lease term, rent escalations, covenants, escrows and reserves, financial reporting requirements, etc. (except for such provisions which by their terms are not applicable to such Property being sublet), (iii) the subtenant (or person that guarantees the obligations of a subtenant) is a Qualified Subtenant, and (iv) the sublease contains no other material provisions that (I) benefit the subtenant and are unusual for a market sublease, and (II) are materially adverse to a landlord.  For avoidance of doubt, the payment by Operating Tenant to a subtenant of a tenant allowance at the execution of the sublease shall not be considered unusual.

(d)           Borrower (i) shall observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of such Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default which Borrower shall receive under the Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the applicable Tenant to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance; (v) shall not execute any other assignment of the landlord’s interest in the Leases or the Rents; and (vi) other than with respect to assignments and subleases in accordance with the terms of Section 5.1.1.7 (b) and (c) hereof, shall not consent to any assignment of or subletting under any Lease not in accordance with its terms, without the prior written consent of Lender, but, other than an expressly provided herein, the obligations and liabilities of the applicable Tenant under the applicable Lease shall not be reduced or modified as a result of such assignment or sublease.

5.1.18      Management Agreement.

There is no Management Agreement in effect with respect to the Properties.  Borrower shall not enter into any Management Agreement without the prior written consent of Lender.

5.1.19      Environmental Covenants.

(a)           Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Properties, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) unless Borrower or Tenant is diligently pursuing remediation in accordance with the notice required to be delivered pursuant to Section 5.1.19(a)(ix) hereof, there shall be no Releases of Hazardous Materials in, on, under or from any of the Properties; (iii) there shall be no Hazardous Materials in, on, or under any of the Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the applicable Individual Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep (or cause to be kept) the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform or cause to be performed any environmental site assessment or other investigation of environmental conditions in connection with any of the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply or cause compliance with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Individual Property; and (B) comply with any Environmental Law; (viii) Borrower shall not knowingly permit any Tenant or other user of any of the Properties to violate any Environmental Law; and (ix) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Properties; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in violation of Environmental Laws.

(b)           Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Individual Property at all reasonable times to assess any and all aspects of the environmental condition of any Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.  Borrower shall cooperate with and provide access to Lender and any such Person or entity designated by Lender.

5.1.20      Alterations.

Borrower may permit Operating Tenant to make alterations to the Properties provided (i) such alterations are performed in compliance with the terms of the Leases, (ii) Borrower gives Lender prior notice of any material alterations and (iii) such alterations do not materially reduce the value of the Properties or impair the safety or structural integrity of the buildings.  Structural alterations made to the Properties shall not exceed $2,000,000.00 for each Individual Property, with such amount increased each year in accordance with the CPI Index.  Any structural repairs in excess of the above amounts shall require Lender’s prior written consent.  Excluding alterations required as a result of casualty or condemnation, or required to comply with Legal Requirements, the maximum amount of structural and non-structural construction that is incomplete or not fully paid for by Operating Tenant at any one time shall not exceed $30,000,000.00 with such amount increased each year in accordance with the CPI Index.  Upon completion of any alterations, Borrower shall promptly provide Lender with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy under applicable law); and (c) any other documents or information reasonably requested by Lender.  Borrower shall use commercially reasonable efforts to cause Operating Tenant to keep the Properties free from any Liens arising out of any work performed on, or materials furnished to, the Properties.

5.1.21      The Ground Lease.

With respect to each Ground Lease,

(a)           Borrower shall (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe (or cause to be diligently performed and observed) all of the material terms, covenants and conditions of each Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the Fee Owner under the applicable Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the Fee Owner under the applicable Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt.  Borrower shall not, without the prior consent of Lender, (x) subject to Section 2.7 hereof, surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or materially modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, other than to extend the Ground Lease term as contemplated under the terms thereunder, or (y) consent to, acquiesce in, or fail to object to, any attempt by any Fee Owner, as debtor in possession or by a trustee for such Fee Owner,  to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise.  Borrower shall object to any such attempt by such Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under section 363(e) of the Bankruptcy Code.  Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of such Fee Estate free and clear of the Ground Lease, and grants to Lender the right to object to any such  sale or transfer on behalf of Borrower, and Borrower shall not contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, attempts to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise.

(b)           If Borrower (or if Operating Tenant, at Borrower’s direction under the Operating Lease) shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default.  If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.  Upon the occurrence and during the continuance of an Event of Default, Borrower shall exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and, upon the occurrence and during the continuance of an Event of Default, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

(c)           Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall not further sublet any portion of the related Individual Property (other than as permitted pursuant to Section 5.1.17 hereof) without prior written consent of Lender.  Each sublease of a Ground Lease hereafter made shall provide that, (a) in the event of the termination of the Ground Lease, in the event that Lender shall enter into a new lease with the applicable Fee Owner, the sublease shall not terminate or be terminable by the lessee thereunder; (b) in the event of any action for the foreclosure of the Security Instrument with respect to the related Individual Property, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee or unless Lender does not enter into a new lease with the applicable Fee Owner; and (c) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the related Individual Property on such foreclosure, as the case may be.  In the event that any portion of such Individual Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Individual Property.

5.1.22      Intentionally Omitted.

5.1.23      OFAC.

At all times throughout the term of the Loan, Borrower, Guarantor, Indemnitor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 5.2            Negative Covenants.

From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Security Instruments encumbering the Properties in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1        Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.2        Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction where it is required to be so qualified or (d) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.

5.2.3        Change In Business.

Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Properties (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

5.2.4        Debt Cancellation.

Borrower shall not cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.5        Zoning.

Except as provided elsewhere in this Agreement regarding, among other things, Out-Parcels, Borrower shall not, and shall not permit any Affiliate to, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender.

5.2.6        No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

5.2.7        Name, Identity, Structure, or Principal Place of Business.

Borrower shall not change its name, identity (including its trade name or names), or  principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice.  Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.8        ERISA.

(a)           During the term of the Loan or of any obligation or right hereunder, Borrower shall not be a Plan and none of the assets of Borrower shall constitute Plan Assets.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA, (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans and (C) Borrower is not be a Plan and none of the assets of Borrower constitute Plan Assets.

5.2.9        Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Principal or any of the partners of Borrower or Principal except as permitted hereunder or in the ordinary course of business and on terms no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.10      Transfers.

(a)           Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an equity interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.17 hereof or a release of an Individual Property or an Out-Parcel in accordance with the provisions of Section 2.5 hereof, or a substitution of an Individual Property in accordance with the provisions of Section 2.6 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b)           A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof.

(c)           Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers shall not be deemed to be a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself, (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the equity interests in a Restricted Party, (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party and (iv) pledges and hypothecations (but not the foreclosure of such pledges or hypothecations) of more than forty-nine percent (49%) of the indirect equity interests in Borrower to an Institutional Lender provided that such pledges or hypothecations are in connection with a short term financing with Guarantor (I) secured by, directly or indirectly, all or substantially all of the equity interests owned by Guarantor and (II) with an term of not more than five (5) months, and as a condition to each such transfer in this subsection (c), Lender shall receive not less than twenty (20) days prior written notice of such proposed transfer and no such transfers shall result in the change of voting control in Borrower or Principal.

(d)           Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.  Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Borrower or Principal, Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party,  Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and, if a Securitization has occurred, the Rating Agencies.

(e)           Notwithstanding the foregoing, a pledge of the indirect equity interests in a Restricted Party by Sponsor to a Qualified Investor shall be permitted in connection with a line of credit, revolving credit facility or other corporate facility secured by such a pledge (a “Secured Line of Credit”), provided that (i) no Event of Default has occurred and is continuing (ii) any such Secured Line of Credit is secured by all, or substantially all, of the equity interests owned by Sponsor; and (iii) Lender shall have received at least thirty (30) days prior written notice of the proposed Secured Line of Credit.

5.2.11      Assumption

Notwithstanding anything to the contrary contained in Section 5.2.10 of this Agreement, Lender shall not unreasonably withhold its consent to a one-time sale, assignment, or other transfer of the Properties, in their entirety, provided that (a) Lender receives thirty (30) days prior written notice of such transfer, (b) no Event of Default has occurred and is continuing and (c) upon the satisfaction (in the reasonable determination of Lender) of the following conditions:

(a)           Borrower shall have paid to Lender, concurrently with the closing of such transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note, and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(b)           The proposed transferee (“Transferee”) shall be a Qualified Transferee or wholly owned and controlled by a Qualified Transferee;

(c)           Transferee shall assume all of the obligations of Borrower under the Note, the Security Instruments, this Agreement and the other Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(d)           Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;

(e)           Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple and/or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;

(f)            Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Section 4.1.35 hereof;

(g)           Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (1) that Transferee’s formation documents provide for the matters described in subparagraph (f) above, (2) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Security Instruments, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (3) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, (4) with respect to the substantive non-consolidation of Transferee and its constituent entities (partners, members or shareholders)and (5) with respect to such other matters as Lender may reasonably request;

(h)           All of the Operating Leases and all of the Qualified Assignee Leases shall remain in full force and effect during and after the completion of such transfer without abatement of rent; and

(i)            The Property shall be managed by a Qualified Manager following such transfer.

VI.           INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1            Insurance.

(a)           Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Properties providing at least the following coverages:

(i)               comprehensive all risk insurance including a $100,000,000 per occurrence sub-limit, with no aggregate for the peril of wind, (named storms), on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of (I) $100,000 or (II) in the event that the Insurance Deductible Letter of Credit is in full force and effect, $500,000 ; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of each Individual Property shall at any time constitute legal non-conforming structures or uses.  The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)              commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 pre occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instruments to the extent the same is available. The deductible for the coverage required pursuant to this subsection (ii) shall not exceed $250,000;

(iii)             business interruption/loss of rents insurance (A) with loss payable to Lender as mortgagee and loss payee; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income from each Individual Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Individual Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from each Individual Property and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twenty-four (24) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.

(iv)             at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(ii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a so-called builder’s risk completed value or similar property form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy each Individual Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

(v)              workers’ compensation, subject to the statutory limits of the State in which each Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about each Individual Property, or in connection with such Individual Property or its operation (if applicable);

(vi)             comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);

(vii)            if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Individual Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Individual Property, is not less than the Allocated Loan Amount for such Individual Property;

(viii)           earthquake for locations with Probable Maximum Loss percentages (PML%) of 20 or greater, and, if required by Lender, sinkhole and mine subsidence insurance in amounts equal to one times (1x) the probable maximum loss of each Individual Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;

(ix)             umbrella liability insurance in an amount not less than Seventy-Five Million and 00/100 Dollars ($75,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii) hereof;

(x)              such other insurance and in such amounts as is required under the Operating Leases, the Qualified Assignee Leases or as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Individual Property located in or around the region in which the each Individual Property is located.

(b)           All insurance provided shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, policy limits and any sub-limits thereof, forms (including exclusions and exceptions), deductibles, loss payees and insureds. The insurance companies must be approved, authorized or licensed to provide insurance in the state in which the Property is located and have a rating of “A” or better for financial strength claims paying ability assigned by Moody’s Investors Service, Inc. (if Moody’s Investors Service, Inc. provides a rating for the insurer) and Standard & Poor’s Rating Group (“S&P”), provided that if any insurance required is provided by a syndicate of insurers, the insurers with respect to such insurance shall be acceptable if:   (i) the first layer of coverage under such insurance shall be provided by carriers with a minimum financial strength rating from S&P of “A” or better; (ii) sixty percent (60%) (seventy-five percent (75%) if there four or fewer members in the syndicate) of the aggregate limits under such Policies must be provided by carriers with a minimum financial strength rating from S&P of “A” or better and (iii) the financial strength rating from S&P for each carrier in the syndicate shall have a financial strength rating from S&P of at least “BBB”(each such insurer shall be referred to below as a “Qualified Insurer”).  Borrower will be required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) with coverage amounts of not less than Two Hundred Million and 00/100 Dollars ($200,000,000.00) (the “Terrorism Insurance Required Amount”).  Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend more than $150,000.00 in any fiscal year on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”), increased annually based on increases in the CPI Index, and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap.  Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of insurance certificates or binders marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)           Intentionally Omitted.

(d)           All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender as their interests may appear.

(e)           All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:

(i)               no act or negligence of Borrower, any Tenant, or anyone acting for Borrower or such Tenant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)              the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least ten (10) days’ written notice to Lender and any other party named therein as an insured;

(iii)             each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration; and

(iv)             Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            Upon Lender’s request, Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years or if different, the Tenant’s fiscal year, a schedule of insurance summarizing the insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without prior notice to Borrower (but Lender shall promptly notify Borrower after taking any such action) to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h)           In the event of a foreclosure of any of the Security Instruments, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2            Casualty.

If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and, subject to Operating Tenant’s right under the Operating Lease to terminate the Operating Lease as to any Individual Property subject to a “casualty event” under the terms of the Operating Lease, Borrower shall promptly commence, or cause commencement, and diligently prosecute or cause prosecution of the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Borrower shall pay, or cause to be paid, all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Operating Tenant.

Section 6.3            Condemnation.

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Individual Property or any portion thereof is taken by a condemning authority, and Tenant has not elected to terminate the Lease with respect to such Individual Property, Borrower shall, subject to Operating Tenant’s right under the Operating Lease to terminate the Operating Lease as to any Individual Property subject to a condemnation proceeding under the terms of the Operating Lease, Borrower shall promptly commence, or cause commencement and diligently prosecute or cause prosecution of the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4.  If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4            Restoration.

6.4.1        Application to Restoration.

If any Casualty covered by any of the Policies or Condemnation occurs where the Operating Tenant has not terminated the Operating Lease as to any such Individual Property in accordance with the provisions of Sections 6.2 and 6.3 above, and if:

(i)               in the reasonable judgment of Lender, the affected Individual Property can be restored before the earlier of (I) at least three (3) months before the Maturity Date or (II) six (6) months prior to expiration of the Operating Lease and the applicable Qualified Assignee Leases, and prior to the expiration of the rental or business interruption insurance with respect thereto, to the affected Individual Property’s pre-existing condition and utility as existed immediately prior to such Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Casualty or Condemnation, and after such Restoration such Individual Property will adequately secure the Allocated Loan Amount for such Individual Property;

(ii)              following the Restoration thereof, such Individual Property will continue to be demised under the Operating Lease and, if applicable, the Qualified Assignee Leases, and provided such Operating Lease and, if applicable, the Qualified Assignee Leases are then in full force and effect and the applicable Operating Tenant and, Qualified Assignee, if applicable, is not in bankruptcy; and

(iii)             no Event of Default shall have occurred and be then continuing,

then the Net Proceeds shall be (I) in the event the Net Proceeds are less than the Restoration Threshold, disbursed to Borrower or (II) in the event the Net Proceeds are greater than the Restoration Threshold and, during a Lockbox Cash Flow Sweep Period, less than $3,000,000.00, applied to reimburse Borrower, in either case, for the cost of Restoration of the affected Individual Property, in the manner set forth herein.  Borrower shall commence or cause the commencement of, and diligently prosecute or cause the diligent prosecution of such Restoration.  Notwithstanding the foregoing, in no event shall Lender be obligated to apply such Net Proceeds to reimburse any Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay or cause to be paid all costs of such Restoration in excess of the net amount of the Net Proceeds made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the aggregate Rents for the Properties will be at least equal to the sum of the operating expenses for all Properties and all debt service, reserve and other payments required under the Loan Documents during such period, as reasonably determined by Lender.

6.4.2        Application to Debt

(A) During a Lockbox Cash Flow Sweep Period and in the event the Net Proceeds are greater than or equal to $3,000,000.00 or (B) if Operating Tenant has terminated the Operating Lease as to any Individual Property in connection with a casualty event or condemnation proceeding pursuant to the terms of the Operating Lease, any Net Proceeds may, at the option of Lender in its discretion, be applied to the payment of (i) interest on the Note through the end of the Interest Period in which such payment occurs, (ii) the unpaid principal balance of the Loan and (iii) other charges due under the Note and/or any of the other Loan Documents.

6.4.3        Procedure for Application to Restoration

In the event the Net Proceeds are greater than the Restoration Threshold and, during a Lockbox Cash Flow Sweep Period, less than $3,000,000.00 and Borrower is entitled to reimbursement out of the Net Proceeds held by Lender, such Net Proceeds shall be disbursed from time to time upon Lender being furnished with:

(i)               evidence satisfactory to Lender of the estimated cost of completion of the Restoration,

(ii)              prior to the commencement of Restoration, Lender shall have evidence satisfactory to Lender that determined that all immediately available funds in addition to the Net Proceeds in Lender’s reasonable judgment are sufficient to complete the proposed Restoration,

(iii)             such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may require and approve in Lender’s reasonable discretion, and

(iv)             all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work.

Lender may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement.  No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed; funds other than the Net Proceeds shall be disbursed prior to disbursement of such Net Proceeds; and at all times, the undisbursed balance of such Net Proceeds then held by Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien.  Provided no Event of Default then exists, any surplus that remains out of the Insurance Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrower.  Any surplus that remains out of the Condemnation Proceeds received by Lender after payment of such costs of Restoration shall be retained by Lender and applied to payment of the Debt or returned to Borrower.

VII.         RESERVE FUNDS

Section 7.1            Required Repair Funds.

7.1.1        Deposits.

On the Closing Date, Borrower shall deposit with Lender the amount for each Individual Property set forth on such Schedule II hereto to perform the Required Repairs for such Individual Property.  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund.”  Borrower shall perform, or cause to be performed, the repairs at the Properties, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”).  Borrower shall complete, or cause to be completed, the Required Repairs on or before the required deadline for each repair as set forth on Schedule II.  It shall be an Event of Default under this Agreement if (i) Borrower does not complete or does not cause the completion of the Required Repairs at each Individual Property as set forth on Schedule II on or before January 1, 2007, or (ii) Borrower does not satisfy, or cause the satisfaction, of each condition contained in Section 7.1.2 hereof.  Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

7.1.2        Release of Required Repair Funds.

Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifying the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and, to Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at such Individual Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full with respect to the portion of the Required Repairs which is the subject of the requested disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made).  Upon the satisfaction of the foregoing requirements, Lender shall be obligated to make disbursements from the Required Repair Account with respect to an Individual Property in the amount allocated for such Individual Property set forth on Schedule II hereof (even if the cost to complete such work is less than the amount set forth in Schedule II hereof; provided that Lender shall not be obligated to make disbursements from the Required Repair Account with respect to an Individual Property in excess of the amount allocated for such Individual Property as set forth on Schedule II hereof.

Section 7.2            Tax and Insurance Escrow Fund.

(a)           During any Triggering Event Period, Borrower shall pay (or cause to be paid) to Lender on each Payment Date (i) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (ii) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Properties shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1 hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1 hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”).  The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.12 and 6.1, respectively, hereof.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.12 and 6.1, respectively, hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

(b)           Upon the occurrence of a Triggering Event Termination Event, upon written request of Borrower, Lender shall disburse all funds contained in the Tax and Insurance Escrow Fund to Borrower.

Section 7.3            Replacements and Replacement Reserve.

7.3.1        Replacement Reserve Fund.

(a)           During any Triggering Event Period, Borrower shall pay (or cause to be paid) to Lender on each Payment Date one-twelfth (1/12) of $0.20 per square foot of net rentable space at the Properties (the “Replacement Reserve Monthly Deposit”) for replacements and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”.

(b)           Upon the occurrence of a Triggering Event Termination Event, upon written request of Borrower, Lender shall disburse all funds contained in the Replacement Reserve Fund to Borrower.

7.3.2        Disbursements from Replacement Reserve Account.

Lender shall disburse to Borrower the Replacement Reserve Fund from the Replacement Reserve Account from time to time upon satisfaction by Borrower’s of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifying the Replacements to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Replacements (or the portion thereof) at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Replacements, (ii) identifying each Person that supplied materials or labor in connection with the Replacements performed at such Individual Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Replacements (or the applicable portions thereof) at such Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and are paid for upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Replacement Reserve Account unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made).  Lender shall not be obligated to make disbursements from the Replacement Reserve Account with respect to an Individual Property in excess of the amount allocated for such Individual Property.

7.3.3        Performance of Replacements.

(a)           Borrower shall make (or cause to be made) Replacements when required in order to keep each Individual Property in good working order and repair, and to keep (or cause to be kept) each Individual Property or any portion thereof from deteriorating.  Borrower shall complete (or cause to be completed) all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           Subject to terms of the Operating Lease, Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements costing, in the aggregate, in excess of $500,000 with respect to each Individual Property.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)           In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)           In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect such Individual Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments.  For this purpose, Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)           Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)            Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any

Replacements made pursuant to this Section 7.3.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)           Lender may require an inspection of an Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account, with respect to each Individual Property, in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)           The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.

(i)            Before each disbursement from the Replacement Reserve Account with respect to each Individual Property, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instrument and that title to such Individual Property is free and clear of all Liens (other than the Lien of the related Security Instrument and other Permitted Encumbrances.

(j)            All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)           In addition to any insurance required under the Loan Documents, Borrower shall provide, or cause to be provided, workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certified copies of such policies shall be delivered to Lender

7.3.4        Balance in the Replacement Reserve Account.

The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4            Intentionally Omitted.

Section 7.5            Holdback Reserve Funds.

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (“Holdback Reserve Account”), into which Borrower shall deposit on the date hereof $1,790,000.00 (the “Holdback Reserve Funds”).  Upon Lender’s consent to the purchase of the Fee Estate of the Burlington Property pursuant to Section 2.7 hereof, in the event that Borrower provides evidence satisfactory to Lender in its reasonable discretion that (i) the sale of the Burlington Property has occurred and (ii) Borrower has fulfilled the requirements of Section 2.7 hereof, Lender shall release such Holdback Reserve Funds to Borrower.  Borrower shall be entitled to one disbursement pursuant to this Section 7.5 and shall not have the ability for multiple fundings.  Any amount remaining in the Holdback Reserve Account after the Debt has been paid in full shall be returned to Borrower and no other party shall have any right or claim thereto.  Upon an Event of Default, Lender shall have the right, as determined by Lender in its sole discretion, to apply all or a portion of the Holdback Reserve Funds to the payment of the Debt, in such order as Lender shall determine in its sole discretion.

Section 7.6            Ground Lease Escrow Fund.

(a)           During any Triggering Event Period, Borrower shall pay (or cause to be paid) to Lender, together with the Monthly Debt Service Payment Amount, a monthly prorated amount (the “Monthly Ground Rent Deposit”) that is estimated by Lender to be due and payable by Borrower under the Ground Lease for all rent and any and all other charges (the “Ground Rent”) which may be due (for the next succeeding 12 month period) by Borrower under the Ground Lease in order to accumulate with Lender sufficient funds to pay all sums payable under the Ground Lease at least ten (10) Business Days prior to the dates due (said amounts, hereinafter called the “Ground Lease Escrow Fund”).  The Ground Lease Escrow Fund is for the purpose of paying all sums due under the Ground Lease.  Lender shall apply any amounts held in the Ground Lease Escrow Fund to the payment of such Ground Rent.  Upon notice to Borrower, such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent due under the Ground Lease.

(b)           Upon the occurrence of a Triggering Event Termination Event, upon written request of Borrower, Lender shall disburse all funds contained in the Ground Lease Escrow Fund to Borrower.

Section 7.7            Reserve Funds Generally.

(a)           Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b)           Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c)           Intentionally Omitted.

(d)           The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

(e)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f)            Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.8            Excess Cash Reserve.

Borrower shall deposit (or cause to be deposited) the Required Excess Cash on each Payment Date during any Lockbox Cash Flow Sweep Period into the Excess Cash Reserve Account.  Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Excess Cash Reserve Account shall be disbursed to Borrower upon a Lockbox Cash Flow Sweep Period Termination Event.

Section 7.9            Operating Expenses; Extraordinary Expenses.

(a)           Funds in the Lockbox Account shall be funded during a Lockbox Cash Flow Sweep Period to the Operating Expense Reserve Fund in an amount sufficient to pay all Operating Expenses required to be incurred during the following month in accordance with the Approved Annual Budget.  Amounts so deposited shall hereinafter be referred to as the “Operating Expense Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Operating Expense Reserve Account shall be disbursed by Lender to Borrower following written request for the payment of such Operating Expenses in accordance with the Approved Annual Budget.

(b)           Funds in the Lockbox Account shall be funded during a Lockbox Cash Flow Sweep Period to the Operating Expense Reserve Fund in an amount sufficient to pay any Extraordinary Expense approved by Lender from time to time upon application by Borrower specifying such Extraordinary Expenses in accordance with this Section 7.9.  Borrower shall deposit, on each Payment Date during a Lockbox Cash Flow Sweep Period funds sufficient to pay any Extraordinary Expenses for the following month which have been approved by Lender into the Extraordinary Expense Reserve Account, if any.  Amounts so deposited shall hereinafter be referred to as the “Extraordinary Expense Reserve Funds.”  Provided no Event of Default has occurred and is continuing, sums from the Extraordinary Expense Reserve Account shall be disbursed by Lender to Borrower following receipt and approval of Borrower’s written request for the payment of such Extraordinary Expenses, which approval shall not be unreasonably withheld.

Section 7.10         Provisions Regarding Letters of Credit

(a)           Notwithstanding anything herein to the contrary, Borrower may meet its obligations to fund any or all of the Initial Deposits or other deposits required to be made and maintained during a Triggering Event Period, by delivering to Lender a Letter of Credit in such amount as may be necessary to meet the deposit obligations under this Article 7.  Any Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt.  Upon the occurrence and continuance of an Event of Default, Lender shall have the right, at its option, to draw on any such Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.  On the Maturity Date if the Debt is not paid in full, any such Letter of Credit may be applied to reduce the Debt.

(b)           In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full on any Letter of Credit: (i) if Lender has received a notice from the Issuing Bank that the Letter of Credit will not be renewed and either (y) a substitute Letter of Credit or (z) Cash in the amount of the Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the Issuing Bank that the Letter of Credit will be terminated; or (iii) if the bank issuing the Letter of Credit shall cease to satisfy the Minimum L/C Rating and Borrower fails to deliver a substitute Letter of Credit or Cash in the amount of the Letter of Credit within ten (10) Business Days of such event.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw down on any Letter of Credit upon the happening of an event specified in (i), (ii) or (iii) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit and in the event of the insolvency of the bank issuing the

Letter of Credit or if the bank issuing the Letter of Credit ceases to satisfy the Minimum L/C Rating, Borrower shall provide to Lender within the time frames set forth above either (y) a substitute Letter of Credit meeting the requirements hereof or (z) Cash in the amount of the Letter of Credit. If a Letter of Credit has been posted by Tenant or Borrower on behalf of Tenant, such Letter of Credit may be reduced from time to time by Tenant or Borrower placing a replacement or substitute Letter of Credit in the revised amount necessary to reflect the compliance with performance obligations (in whole or in part) for which such Letter of Credit was placed to secure.

VIII.        DEFAULTS

Section 8.1            Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)               if any portion of the Debt is not paid on the date the same is due and payable or, if such date is not a Business Day, then the next succeeding Business Day; provided, however, Borrower shall not be in default (A) so long as there is sufficient money in the Lockbox Account for payment of all amounts then due and payable (including, but not limited to, any deposits into Reserve Accounts, collectively the “Full Payment”) and Lender’s access to the Full Payment has not been constrained or constricted in any manner or (B) if there is not sufficient money in the Lockbox Account for the Full Payment on the Payment Date, so long as Borrower deposits the Full Payment within three (3) Business Days after such Payment Date; provided that the preceding subsection (B) shall be applicable and permitted by Lender no more than twice every 12 (twelve) month period;

(ii)              if any of the Taxes or Other Charges are not paid on or before the date that the same become delinquent; provided, however, Borrower shall not be in default so long as there is sufficient money in the Lockbox Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(iii)             if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender within three (3) Business Days after written request; provided, however, Borrower shall not be in default so long as there is sufficient money in the Lockbox Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(iv)             if Borrower transfers or encumbers any portion of any of the Properties in violation of the provisions of Section 5.2.10 hereof or Article 7 of the Security Instruments;

(v)              if any representation or warranty made by (A) Borrower or Principal herein or in any other Loan Document, (B) Indemnitor in the

Environmental Indemnity, (C) Guarantor in the Guaranty, or (C) Borrower, Principal, Indemnitor or Guarantor in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been knowingly false or misleading in any material respect as of the date the representation or warranty was made;

(vi)             if Borrower, Principal, Indemnitor or Guarantor shall make an assignment for the benefit of creditors;

(vii)            if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Indemnitor, or Guarantor or if Borrower, Principal, Indemnitor, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Indemnitor, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Indemnitor or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not knowingly consented to by Borrower, Principal, Indemnitor or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)           if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)             if Borrower breaches any of its respective negative covenants contained in Section 5.2;

(x)              if Borrower violates or does not comply with any of the provisions of Section 5.1.17 hereof;

(xi)             if a default has occurred and continues beyond any applicable cure period under any Management Agreement, if any (or any Replacement Management Agreement, if any), if such default permits the Manager thereunder to terminate or cancel any Management Agreement (or any Replacement Management Agreement);

(xii)            if Borrower or Principal violates or does not comply with any of the material provisions of Section 4.1.35 hereof;

(xiii)           if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien in excess of $500,000.00 other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of ninety (90) days;

(xiv)           if any federal tax Lien or state or local income tax Lien is filed against Borrower or any Individual Property and same is not discharged of record or bonded within ninety (90) days after same is filed;

(xv)            (A) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Assets; or (C) Borrower consummates a transaction which would cause the Security Instruments or Lender’s exercise of its rights under the Security Instruments, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law;

(xvi)           if Borrower shall fail to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required pursuant to the terms hereof; provided, however, that if Borrower is using reasonable and diligent efforts to obtain such estoppel certificate from the Operating Tenant under the Operating Lease, then Borrower shall not be in default hereunder;

(xvii)          if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;

(xviii)         if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property whether it be superior or junior in lien to the related Security Instrument;

(xix)            Intentionally Omitted;

(xx)             with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xxi)            if Borrower shall fail to pay or cause to be paid, prior to the expiration of any applicable grace and cure periods under the Ground Lease, the Ground Rent or any additional rent, if any, or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable and such failure results in an “Event of Default” under the Ground Lease; provided, however, Borrower shall not be in default so long as there is sufficient money in the Lockbox Account for payment of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender’s access to such money has not been constrained or constricted in any manner;

(xxii)           if there shall occur any material default by Borrower, as tenant under any Ground Lease, in the observance or performance of any material term,

covenant or condition of such Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by such Ground Lease shall be surrendered or if such Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of such Ground Lease shall in any manner be materially modified, changed, supplemented, altered, or amended without the consent of Lender; provided, however, that if the Ground Lease expires upon its own terms or is not renewed by Borrower, such inaction by Borrower shall not constitute an Event of Default hereunder;

(xxiii)          if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xxiv)         if any of the material terms, covenants or conditions of the Operating Lease shall be modified, changed, supplemented, altered, or amended without the written consent of Lender, including, but not limited to, provisions relating to the term, the rental obligations of the applicable Operating Tenant thereunder or any other economic provisions of the Operating Lease;

(xxv)          if any Letter of Credit is not renewed, replaced or substituted with Cash in accordance with the terms hereof at least five (5) Business Days prior to the expiration date of such Letter of Credit;

(xxvi)         in the event that the long term credit rating of the Issuing Bank falls below the Minimum L/C Rating and Borrower fails to deliver to Lender within five (5) Business Days thereafter a Letter of Credit or Cash in an amount equal to the amount of the Letter of Credit being replaced from an Issuing Bank having a credit rating of no less than the Minimum L/C Rating;

(xxvii)        if there shall be an Event of Default under the terms of any of the Security Instruments or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or any Individual Property; or

(xxviii)       if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxvii) above (excluding the Event of Default set forth in subsection (xxiii) above, meaning this subsection (xxviii) shall apply thereto) for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days and thereafter such period as shall be approved by Lender.

(b)           Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand other than such notice as may be required under the laws of the State applicable to the Individual Property or otherwise as required hereunder, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2            Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property or any other Collateral.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the other Collateral and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Individual Property or Collateral, and Lender may seek satisfaction out of all of the Properties or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)           Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3            Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.           SPECIAL PROVISIONS

Section 9.1            Sale of Notes and Securitization.

Lender may, at any time, sell, transfer or assign the Note, this Agreement, the Security Instruments and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”); provided that Lender shall not engage in any Securitization with respect to a portion of the Loan which exceeds ten percent (10%) of the original amount of such Securitization.  At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, at Borrower’s expense (but subject to the last sentence of this Section 9.1), shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a)           (i)            provide such financial and other information with respect to the Properties, Borrower, Tenants to the extent Borrower is entitled to such information under the Operating Lease, Guarantor, Indemnitor and the Manager, (ii) provide budgets relating to the Properties as may be provided by Tenants under the Leases, if any (but which shall not be required to be updated) and (iii) permit Lender to perform (at is own cost) such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies; provided, however, other than as required pursuant to Section 5.1.10 hereof, that at no time shall Borrower, Guarantor, Indemnitor or Manager be required to provide information with respect to (i) anticipated store closures and (ii) individual retail store profitability (including but not limited to per-store sales or occupancy costs);

(b)           If required by the Rating Agencies, deliver, as are necessary to comply with the provisions of Section 4.1.35 hereof, (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Properties, Borrower, and the Loan Documents, and (iii) revised organizational documents for Borrower, and Principal, which counsel, opinions and organizational documents shall be satisfactory to Lender and the Rating Agencies;

(c)           Intentionally Omitted;

(d)           execute such amendments to the Loan Documents and organizational documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document or organizational documents if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, (ii) modify or amend any other material economic term of the Loan (including any non-recourse carve-out provisions) or (iii) have an adverse economic impact on Borrower or any Affiliate thereof; and

(e)           if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities, and maturities, Borrower agrees to reasonably cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions reasonably necessary to effectuate the same so long as the initial principal amount of such multiple component notes or tranches does not exceed the outstanding principal amount of the Note immediately prior to such split.  Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate.

Other than for legal counsel, accountants and other professionals engaged by Borrower, Borrower shall not be obligated to incur any cost or expense in connection with Borrower’s complying with requests made under this Section 9.1.

Section 9.2            Securitization Cooperation.

Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information in Borrower’s possession or which Borrower has a right to obtain under the Operating Lease from the Operating Tenant necessary to keep the Disclosure Document accurate and complete in all material respects; provided, however, no Disclosure Document shall contain an Individual Store Capital Expenditure Schedule.  This Section 9.2 is further subject to the confidentiality and disclosure provisions of Section 5.1.10(h) hereof.

Section 9.3            Servicer.

At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer; provided, however, the appointment of a servicer or trustee shall not modify the provisions of this Agreement, including, without limitation, any cash management provisions, provisions regarding the collection of Rents or the holding, funding and disbursement from any Accounts maintained hereunder.

Section 9.4            Exculpation.

(a)           Except as otherwise provided herein, in the Security Instruments or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instruments by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instruments, the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instruments and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instruments, agrees that it shall not, except as otherwise provided herein or in the Security Instruments, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instruments or the other Loan Documents.  The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instruments or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instruments; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instruments, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases and rents provisions contained in the Security Instruments; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instruments or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against any Individual Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instruments; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)           Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to: (i) fraud or intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instrument, or the other Loan Documents; (ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of a Default or Event of Default; (iii) Borrower’s misapplication or misappropriation of Security Deposits or Rents collected more than thirty (30) days in advance; (iv) Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of hereof), charges for labor or materials or other charges that can create Liens on the Properties; (vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Properties by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of intentional waste or arson by Borrower, Principal, or any Affiliate thereof or by Indemnitor or Guarantor; (viii) any fees or commissions paid by Borrower to Principal or any Affiliate of Borrower or Principal, Indemnitor, or Guarantor in violation of the terms of this Agreement, the Note, the Security Instruments or the other Loan Documents; (ix) Borrower’s failure to comply with the provisions of Sections 4.1.39 and 5.1.19 of this Agreement; (x) a material misrepresentation contained in any Required Out-Parcel Officer’s Certificate; or (xi) any unpaid Madison Property Option Shortfall Amount due pursuant to Section 2.5.5 hereof; provided, however, that in no event shall Guarantor be obligated for any Madison Property Option Shortfall Amount in excess of ten percent (10%) of the original principal amount of the Loan.

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of a default under Section 4.1.35 of this Agreement such that such failure was considered by a court as a factor in the court’s finding for a consolidation of the assets of Borrower with the assets of another Person; provided, however, that in the absence of an actual consolidation, recourse may be had against Borrower only to the extent of Losses actually incurred by Lender for Borrower’s failure to comply with the provisions of Section 4.1.35; (ii) in the event of any Borrower’s willful failure to provide a report or information required under Section 5.1.10, but a failure to provide such reports or information shall not be deemed willful if such failure is the result of good faith error and is cured within ten (10) Business Days after notice is delivered to Borrower, provided, however, that if (x) Borrower is prevented by an unaffiliated third party (including but not limited to the Operating Tenants) from delivering such information, and (y) Borrower uses reasonable efforts to obtain such information, then such failure shall not be deemed willful so long as Borrower continuously endeavors in good faith to obtain the required financial reports and information and delivers same to Lender as soon as it becomes available to Borrower; (iii) in the event of a Transfer other than as expressly permitted pursuant to Section 5.2.10(c) hereof; (iv) in the event of a default under Section 5.2.10(d) hereof; (v) if any Individual Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by Guarantor, Indemnitor or any Affiliate of any of the foregoing and Borrower fails to use its commercially reasonable efforts to obtain a dismissal of such proceedings; or (vi) in the event that Borrower (A) solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person or (B) files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instruments or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instruments and the other Loan Documents.

Section 9.5            Contributions and Waivers.

(a)           As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefor each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.5 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each Borrower in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 9.5, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)           Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)           In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 9.5.

(d)           For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Properties to secure the Obligations of such Borrower to Lender.

(e)           Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 9.5, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)           No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 9.5 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in Cash.  Nothing contained in this Section 9.5 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i)            Each Borrower waives:

(A)          any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B)           the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C)           any defense based upon any legal disability or other defense of any other Borrower, any Guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any Guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D)          any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other

Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E)           any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F)           any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G)           presentment, demand, protest and notice of any kind;

(H)          any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I)            any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J)            any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K)          any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L)           any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N)          any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O)          any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P)           any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable

Security Instruments to be satisfied by any payment from any other Borrower or any such party.

(j)            Each Borrower waives:

(A)          all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B)           all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C)           any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(D)          Any rights of Borrower of subrogation, reimbursement, indemnification, and/or contribution against any other Borrower or any other person or entity, and any other rights and defenses that are or may become available to any Borrower or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(E)           Any rights or defenses that may be available by reason of any election of remedies by any Borrower (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes any Borrower’s subrogation rights, rights to proceed against any other Borrower for reimbursement, or any other rights of Borrowers to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by any Borrower under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United Sates); and

(F)           Any rights or defenses Borrower may have because the Obligations are secured by real property or any estate for years.  These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Obligations.

X.            MISCELLANEOUS

Section 10.1         Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2         Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3         Governing Law.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE EACH INDIVIDUAL PROPERTY IS LOCATED SHALL APPLY.

(b)           WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER

LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4         Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5         Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6         Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254
Attention: Catherine Long Facsimile No: 480-606-0826

With a copy to:	Kutak Rock LLP
1801 California Street, Suite 3100
Denver CO 80202
Attention: Paul E. Belitz, Esq.
Facsimile No.: (303) 292-7799

If to Lender:	Barclays Capital Real Estate Inc.
200 Park Avenue
New York, New York 10166
Attn.: Lori Rung /CMBS Servicing Facsimile No.: (212) 412-1621

and

Citigroup Global Markets Realty Corp.
388 Greenwich Street
New York, New York 10013
Attn: Phil Holmes Facsimile No.: 212-816-2880

With a copy to:	Thacher Proffitt & Wood LLP
Two World Financial Center New York, New York 10281
Attention: David S. Hall, Esq.
Facsimile No.: (212) 912-7751

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7         Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8         Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10       Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11       Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan

Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12       Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13       Expenses; Indemnity.

(a)           Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within fifteen (15) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with: (i) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (ii) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, cost of title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (iii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (iv) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b)           Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that are imposed on or incurred by Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Additional Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender actually incurs as a result of a default under Sections 4.1.8 or 5.2.8 hereof.

(d)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14       Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15       Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17       Publicity.

Other than in connection with a Securitization, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Barclays, Citi or any of their Affiliates shall be subject to the prior written approval of Lender and Borrower, which shall not be unreasonably withheld.  Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.

Section 10.18       Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a)           Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)           To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19       Waiver of Counterclaim.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20       Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21       Brokers and Financial Advisors.

Other than Citi, Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22       Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER

SPIRIT SPE PORTFOLIO 2006-1, LLC
a Delaware limited liability company

By:	/s/ Michael T. Bennett
Name: Michael T. Bennett
Title: Senior Vice President

SPIRIT SPE PORTFOLIO 2006-2, LLC
a Delaware limited liability company

By:	/s/ Michael T. Bennett
Name: Michael T. Bennett
Title: Senior Vice President

LENDER:

BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation

By:	/s/ LoriAnn Rung
Name: LoriAnn Rung
Title: Vice President

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ Jay Dewaltoff
Name: Jay Dewaltoff
Title: Authorized Agent

SCHEDULE I

Properties - Allocated Loan Amounts

SCHEDULE II

Required Repairs

SCHEDULE III

Organizational Chart of Borrower

SCHEDULE IV

Ground Leases

SCHEDULE V

Out-Parcels

SCHEDULE VI

Intentionally Omitted

SCHEDULE VII

Immaterial Leases

SCHEDULE VIII

Intentionally Omitted

SCHEDULE IX

Exceptions to Article 4 Reps: Litigation and Condemnation Matters

EXHIBIT A

Borrower

Spirit SPE Portfolio 2006-1, a Delaware limited liability company (“Spirit 1”)

Spirit 1 State Organizational Identification Number: 4082092

Spirit 1 TIN Number: 204032314

Spirit SPE Portfolio 2006-2, a Delaware limited liability company (“Spirit 2”)

Spirit 2 State Organizational Identification Number: 4091342

Spirit 2 TIN Number: 204094866

EXHIBIT B

ShopKo Properties

EXHIBIT C

Form of P&L Report

EXHIBIT D

Form of SNDA

EXHIBIT E

Form of Confidentiality Agreement